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                                                                   EXHIBIT 99(b)

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     On March 30, 2001, the board of directors of Williams approved a tax-free spinoff of Williams' communications business, Williams Communications Group, Inc. (WCG), to Williams' shareholders. On April 23, 2001, Williams distributed
398.5 million shares, or approximately 95 percent of the WCG common stock held by Williams, to holders of record of Williams common stock. As a result, the consolidated financial statements have been restated to present WCG as discontinued operations. Unless otherwise indicated, the following discussion and analysis of results of operations, financial condition and liquidity relates to the continuing operations of Williams and should be read in conjunction with the consolidated financial statements and notes thereto.

RESULTS OF OPERATIONS

  2000 vs. 1999

     Consolidated Overview. Williams' revenues increased $3 billion, or 45 percent, due primarily to higher revenues from natural gas and electric power services, increased petroleum products and natural gas liquids average sales prices and sales volumes and the contribution from Canadian operations acquired in fourth quarter 2000. Partially offsetting these increases were lower fleet management, retail natural gas, electric and propane revenues following the 1999 sales of these businesses.

     Segment costs and expenses increased $1.9 billion, or 35 percent, due primarily to higher costs related to increased petroleum products and natural gas liquids average purchase prices and volumes purchased and costs related to the Canadian operations acquired in fourth quarter 2000. Also contributing to the increases were higher variable compensation levels associated with improved performance and higher impairment charges and guarantee loss accruals at Energy Services. Partially offsetting these increases were lower fleet management, retail natural gas, electric and propane costs following the sales of these businesses in 1999.

     Operating income increased $1.1 billion, or 92 percent, primarily reflecting improved natural gas and electric power services margins and higher per-unit natural gas liquids margins, increased transportation demand revenues and the net effect of reductions to rate refund liabilities in 2000 over 1999, partially offset by higher variable compensation levels and the higher impairment charges and guarantee loss accruals in 2000.

     Income from continuing operations before income taxes and extraordinary gain (loss) increased $1 billion, from $585.7 million in 1999 to $1,595.3 million in 2000, due primarily to $1.1 billion higher operating income and $53 million higher investing income. Partially offsetting the above increases was $103.4 million higher net interest expense reflecting increased debt in support of continued expansion and new projects.

GAS PIPELINE

     Gas Pipeline's revenues increased $74.6 million, or 4 percent, due primarily to $74 million of rate refund liability reductions associated mainly with a favorable FERC order received in March 2000 by Transcontinental Gas Pipe Line (Transco) related to the rate-of-return and capital structure issues in a regulatory proceeding. Revenues also increased due to $68 million higher gas exchange imbalance settlements (offset in costs and operating expenses), $23 million higher transportation demand revenues at Transco, $18 million higher equity investment earnings from pipeline joint venture projects and $14 million higher storage revenues. Partially offsetting the increases were a total of $66 million of reductions to rate refund liabilities in 1999 by four of the gas pipelines resulting primarily from second and fourth-quarter 1999 regulatory proceedings and $57 million lower reimbursable costs passed through to customers (offset in costs and operating expenses).

     Segment profit increased $44.2 million, or 6 percent, due to $23 million higher transportation demand revenues at Transco, $18 million higher equity investment earnings, $11 million lower general and administrative expenses and $8 million net effect of rate refund liability reductions discussed above. The lower general and administrative costs reflect lower professional services costs associated with year 2000 compliance work, efficiencies realized from the headquarters consolidation of two of the pipelines and other cost reduction
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initiatives and the effect of a $2.3 million accrual in 1999 for damages associated with two pipeline ruptures in the northwest, partially offset by expenses related to the headquarters consolidation. Partially offsetting the segment profit increases were $10 million higher depreciation expense primarily due to increased property, plant and equipment, higher charitable contributions in 2000 and $6 million of accruals for gas exchange imbalances.

ENERGY SERVICES

     Energy Marketing & Trading's revenues increased $912.4 million, or 138 percent, due to a $1,073 million increase in trading revenues partially offset by a $161 million decrease in non-trading revenues. The $1,073 million increase in trading revenues is due primarily to higher natural gas and electric power services margins. The higher gas and electric power services margins reflect the benefit of price volatility and increased demand for ancillary services, primarily in the western region of the United States, expanded price risk management services including higher structured transactions margins, increased overall market demand and increased trading volumes. The increased trading volumes and price risk management services reflect the expansion of the power trading portfolio to include an additional 2,350 megawatts from contracts giving Energy Marketing & Trading the right to market combined capacity from three power generating plants which were signed in late 1999 and early 2000. At December 31, 2000, Energy Marketing & Trading had rights to market 7,000 megawatts of electric generation capacity for periods ranging from 15 to 20 years. Of the 7,000 megawatts, approximately 4,000 megawatts are from facilities in California.

     The $161 million decrease in non-trading revenues is due primarily to $226 million lower revenues following the sale of the retail natural gas, electric and propane businesses in 1999, partially offset by $19 million higher revenues from a distributed power generation business that was transferred from Petroleum Services during 2000 and $33 million higher natural gas liquids revenues resulting from higher average sales prices and volumes attributable to a petrochemical plant that was acquired by Williams in early 1999.

     Costs and operating expenses decreased $129 million, or 30 percent, due primarily to lower natural gas, electric and propane cost of sales and operating expenses of $112 million and $91 million, partially offset by $20 million higher cost of sales and operating expenses relating to the distributed power generation business and $25 million higher natural gas liquids cost of sales attributable to the petrochemical plant. These variances are associated with the corresponding changes in non-trading revenues discussed above.

     Other (income) expense -- net changed unfavorably from income of $23 million in 1999 to expense of $48 million in 2000. The expense for 2000 includes $47.5 million of guarantee loss and impairment accruals (see Note 5 of Notes to Consolidated Financial Statements) and a $16 million impairment of assets to fair value based on expected net proceeds related to management's decision and commitment to sell its distributed power generation business. Partially offsetting these 2000 charges was a $12.4 million gain on the sale of certain natural gas liquids contracts. Other (income) expense -- net in 1999 includes a $22.3 million gain on the sale of retail natural gas and electric operations (see Note 5).

     Segment profit increased $903.9 million, from $104 million in 1999 to $1,007.9 million in 2000, due primarily to $1,073 million higher trading margins primarily related to natural gas and electric power services. Partially offsetting the higher margins were $66 million higher selling, general and administrative costs, the $47.5 million guarantee loss and impairment accruals, the $16 million impairment of the distributed power generation business, the $22.3 million gain in 1999 on sale of retail natural gas and electric operations and a $23 million lower contribution from retail natural gas, electric and propane following the sale of those businesses in 1999. The higher selling, general and administrative costs primarily reflect higher variable compensation levels associated with improved operating performance, partially offset by $40 million of selling, general and administrative costs related to the retail natural gas, electric and propane businesses sold in 1999.

     Exploration & Production's revenues increased $104.1 million, or 55 percent, due primarily to $65 million from increased average natural gas sales prices (net of the effect of hedge positions), $35 million associated with increases in both company-owned production volumes and marketing volumes from the Williams Coal Seam Gas Royalty Trust and royalty interest owners and an $8 million contribution in first-quarter 2000 of oil and gas properties acquired in April 1999. Exploration and Production hedged approximately 50 percent of
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production in 2000 and has entered into contracts that hedge approximately 70 percent of 2001 estimated production. The future contracted hedge prices are at prices lower than the spot market prices of natural gas at the end of 2000; however, the contracted hedged prices are higher than Exploration & Production's realized average natural gas price for 2000.

     Other (income) expense -- net in 2000 includes a $6 million impairment charge relating to management's decision to sell certain gas producing properties. The charge represents the impairment of the assets to fair value based on expected net proceeds. Other (income) expense -- net in 1999 includes a $14.7 million gain from the sale of certain interests in gas producing properties which contributed $2 million to segment profit in 1999 and a $7.7 million gain from the sale of certain other properties.

     Segment profit increased $22.6 million, or 57 percent, due primarily to the higher revenues discussed previously, partially offset by $43 million higher gas purchase costs related to the marketing of natural gas from the Williams Coal Seam Gas Royalty Trust and royalty interest owners, $22 million of gains on sales of assets in 1999, $10 million higher production-related taxes and the $6 million impairment charge in 2000.

     Midstream Gas & Liquids' revenues increased $491.9 million, or 48 percent, due primarily to $267 million higher natural gas liquids sales from processing activities and $183 million in revenues from Canadian operations purchased in October 2000. The liquids sales increase reflects $172 million from a 49 percent increase in average natural gas liquids sales prices and $95 million from a 37 percent increase in volumes sold. The increase in natural gas liquids sales volumes result from improved liquids market conditions in 2000 and a full year of results from a plant which became operational in June 1999. The $183 million of revenues from the Canadian operations consist primarily of $165 million in natural gas liquids sales and $15 million of processing revenues. In addition, revenues increased due to $24 million higher natural gas liquids pipeline transportation revenues associated with increased shipments following improved market conditions and the completion of the Rocky Mountain liquids pipeline expansion in November 1999 and $8 million lower equity investment losses, mainly from the Discovery pipeline project.

     Costs and operating expenses increased $412 million, or 60 percent, due primarily to the $183 million of expenses related to the Canadian operations, $147 million higher liquids fuel and replacement gas purchases, $17 million higher power costs related to the natural gas liquids pipeline, $17 million in higher gathering and processing fuel costs due to increased natural gas prices and a full year of operation for two processing facilities, $15 million higher transportation, fractionation, and marketing expenses related to the higher natural gas liquid sales, $14 million higher depreciation expense, and $12 million of losses associated with certain propane storage transactions.

     General and administrative expenses increased $11 million, or 11 percent, due primarily to $12 million of reorganization costs and $3 million associated with the Canadian operations purchased in 2000. The $12 million of reorganization costs relate to the reorganization of Midstream's operations including the consolidation in Tulsa of certain support functions previously located in Salt Lake City and Houston. In connection with this, Williams offered certain employees enhanced retirement benefits under an early retirement incentive program in first-quarter 2000, and incurred severance, relocation and other exit costs.

     Segment profit increased $72.7 million, or 32 percent, due primarily to $81 million from higher per-unit natural gas liquids margins, $24 million from increased natural gas liquids volumes sold, $8 million lower equity investment losses and $6 million from the natural gas liquids pipeline. Partially offsetting these increases to segment profit were $14 million higher depreciation expense, $17 million higher gathering and processing fuel costs, $12 million of propane storage losses and $11 million higher general and administrative expenses.

     Petroleum Services' revenues increased $1,646 million, or 55 percent, due primarily to $1,376 million higher refinery revenues (including $240 million higher intra-segment sales to the travel centers/convenience stores which are eliminated) and $455 million higher travel center/convenience store sales. The $1,376 million increase in refinery revenues reflects $1,113 million from 59 percent higher average refined product sales prices and $263 million from a 16 percent increase in refined product volumes sold. The increase in refined product volumes sold follows refinery expansions and improvements in mid-to-late 1999 and May 2000 which

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increased capacity. The $455 million increase in travel center/convenience store sales reflects $260 million from 32 percent higher average gasoline and diesel sales prices, $171 million primarily from a 64 percent increase in diesel sales volumes and $24 million higher merchandise sales. The increase in diesel sales volumes and the higher merchandise sales reflect the opening of 8 new travel centers since fourth-quarter 1999. Williams plans to open or acquire 24 travel centers in 2001. Slightly offsetting these increases were $91 million lower fleet management revenues following the sale of a portion of such operations in late 1999, $21 million lower distribution revenues due to a reduction of the propane trucking operations and $16 million lower pipeline construction revenues following substantial completion of the Longhorn pipeline project. This refined products pipeline, in which Williams has a 31.5 percent ownership, is awaiting environmental and regulatory approvals and operations are expected to commence in 2002.

     In December 2000, Williams signed an agreement to sell 198 of its convenience stores, primarily in the Tennessee metropolitan areas of Memphis and Nashville. Revenues related to these convenience stores for 2000 and 1999 were $466 million and $453 million, respectively. The sale is expected to close in the first half of 2001.

     Costs and operating expenses increased $1,585 million, or 58 percent, due primarily to $1,349 million higher refining costs and $470 million higher travel center/convenience store costs (including $240 million higher intra-segment purchases from the refineries which are eliminated). The $1,349 million increase in refining costs reflects $1,088 million from higher crude supply costs and other related per-unit cost of sales, $221 million associated with increased volumes sold and $40 million higher operating costs at the refineries. The $470 million increase in travel center/convenience store costs includes $273 million from higher average gasoline and diesel purchase prices, $159 million primarily from increased diesel sales volumes and $38 million higher store operating costs. Slightly offsetting these increases were $101 million lower fleet management operating costs following the sale of a portion of such operations in late 1999, $18 million lower cost of distribution activities following a reduction of the propane trucking operations and $14 million lower pipeline construction costs following substantial completion of the Longhorn pipeline project.

     Segment profit increased $24.8 million, or 15 percent, due primarily to $42 million from increased refined product volumes sold and $25 million from increased per-unit refinery margins, partially offset by $40 million higher operating costs at the refineries. In addition, segment profit increased $18 million from bio-energy operations primarily reflecting increased ethanol sales prices and volumes, $13 million from increased terminalling activities following the 1999 acquisition, $10 million from the absence of certain fleet management losses in 2000, $8 million from Williams' interest in the TransAlaska Pipeline System acquired in late June 2000 and $8 million from activities at the petrochemical plant acquired in March 1999. Partially offsetting these increases to segment profit were a $6 million lower contribution from transportation activities and a lower contribution from the travel centers/convenience stores which had $38 million higher operating costs offset partially by a $24 million increase in gross profit on merchandise sales. In addition, segment profit in 2000 was decreased by $12 million higher selling, general and administrative expense and a $25 million unfavorable change in other (income) expense -- net. Other (income) expense -- net for 2000 includes a $12 million impairment charge related to end-to-end mobile computing systems and a $7 million write-off of a retail software system. The impairment charge results from management's decision to sell certain of its end-to-end mobile computing systems and represents the impairment of the assets to fair value based on expected net sales proceeds. The primary component in other (income) expense -- net for 1999 was a $6.5 million favorable effect of settlement of transportation pipeline rate case issues.

OTHER

     Other revenues increased $26.5 million, or 23 percent, due primarily to $17 million higher Venezuelan gas compression revenues reflecting higher volumes in 2000 following operational problems experienced in first-quarter 1999 and $8 million of improved international equity investment earnings.

     Segment profit increased $10.4 million from $8.4 million in 1999 to $18.8 million in 2000, due primarily to $14 million increased operating income from Venezuelan gas compression operations and $8 million higher international equity investment earnings, partially offset by a $7 million operating loss due to early startup

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costs of soda ash production operations, $4 million of equity earnings in 1999 related to an equity investment which was transferred to Gas Pipeline in mid 1999 and $2 million in foreign currency transaction losses. The $8 million improved international equity investment earnings reflect the change in accounting for an equity investment to a cost basis investment following a reduction of management influence and higher equity earnings from a South American equity investment. These increases to equity earnings were partially offset by higher equity losses from a Lithuanian refinery, pipeline and terminal investment acquired in fourth-quarter 1999, which continues to be challenged in obtaining market priced crude oil supplies and has not yet consummated any long-term supply contracts.

CONSOLIDATED

     General corporate expenses increased $20.3 million, or 26 percent and include $15.2 million and $9.0 million in 2000 and 1999, respectively, of general corporate costs which would have otherwise been allocated to discontinued operations. Interest accrued increased $118.2 million, or 20 percent due primarily to the $71 million effect of higher borrowing levels combined with the $49 million effect of higher average interest rates. These increases reflect the higher levels of short-term borrowing towards the end of 2000. Investing income increased $53.1 million from $31.4 million in 1999 to $84.5 million in 2000, due primarily to $33 million higher interest income and $18 million higher dividend income associated primarily with the Ferrellgas L.P. senior common units.

     Minority interest in income and preferred returns of consolidated subsidiaries increased $15.6 million. The change is due primarily to the preferred returns related to Williams obligated mandatorily redeemable preferred securities issued in December 1999.

     The provision for income taxes increased $399.1 million, from $230.8 million in 1999 to $629.9 million in 2000, due to higher before-tax income. The effective income tax rate in 2000 and 1999 exceeds the federal statutory rate due primarily to the effects of state income taxes.

     Loss from discontinued operations includes the results of WCG in 2000 and 1999. WCG's losses in 2000 include a $323.9 million estimated before-tax loss on disposal of a WCG's segment that installs and maintains communications equipment and network services. In January 2001, WCG approved a plan for the disposal of its Solutions segment. Excluding the loss on disposal, WCG before-tax loss decreased $19.6 million as compared to 1999. Revenues increased over 1999 due primarily to growth in voice and data services partially offset by lower dark fiber revenue. WCG's expenses increased due primarily to the growth of network operations and infrastructure. WCG had increased operating losses as a result of providing customer services prior to completion of the new network, higher depreciation and network lease expense as the network is brought into service and higher selling, general and administrative expenses including costs associated with infrastructure growth and improvement. WCG also had higher interest expense as a result of increased debt levels in support of continued expansion and new projects. WCG's increased operating losses were substantially offset by higher investing income including a $214.7 million gain from the conversion of WCG's common stock investment in Concentric Network Corporation for common stock of XO Communications, Inc. (formerly Nextlink Communications, Inc.) pursuant to a merger of those companies in June 2000, net gains totaling $93.7 million from the sale of certain marketable equity securities, a $16.5 million gain on the sale of a portion of the investment in ATL-Algar Telecom Leste S.A. (ATL) and higher interest income. These were partially offset by $34.5 million of losses related to writedowns of certain cost basis and equity investments.

     The $65.2 million 1999 extraordinary gain results from the sale of Williams' retail propane business (see Note 7).

  1999 vs. 1998

     Consolidated Overview. Williams' revenues increased $936 million, or 17 percent, due primarily to higher revenues from increased petroleum products and natural gas liquids sales volumes and average sales prices, increased revenues from retail natural gas and electric activities following a late 1998 acquisition and higher natural gas services revenues. In addition, revenues increased due to the acquisition of a petrochemical
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plant in 1999, higher revenues from fleet management and mobile computer technology operations and reductions of rate refund liabilities at Gas Pipeline. Partially offsetting these increases were the effects of reporting certain revenues net of costs within Energy Services beginning April 1, 1998 (see Note
1), lower pipeline construction revenues and lower electric power services revenues reflecting, in part, the designation of an electric power contract as trading following the adoption in 1999 of EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities."

     Segment costs and expenses increased $700 million, or 15 percent, due primarily to higher costs related to increased petroleum products and natural gas liquids volumes purchased and average purchase prices, higher retail natural gas and electric costs following a late 1998 acquisition, increased fleet management and mobile computer technology operations and higher selling, general and administrative expenses. Partially offsetting these increases were the effects of reporting certain costs net in revenues within Energy Services beginning April 1, 1998 (see Note 1), lower electric power services costs, lower pipeline construction costs and $45 million of gains from asset sales by Energy Services in 1999 other (income) expense -- net. In addition, 1998 included $80 million of MAPCO merger-related costs (including $29 million within general corporate expenses) (see Note 2), a $58.4 million charge at Gas Pipeline related to certain long-term gas supply contracts, and $31 million of retail natural gas and electric credit loss accruals and asset impairments at Energy Services.

     Operating income increased $254 million, or 28 percent, due primarily to increases at Energy Services and Gas Pipeline of $105 million and $87 million, respectively, and the effect in 1998 of MAPCO merger-related costs totaling $80 million. Energy Services' increase reflects improved natural gas trading activities, increased natural gas liquids volumes and margins, $45 million in gains from the sales of assets and the effect in 1998 of $31 million of retail natural gas and electric credit loss accruals and asset impairments, partially offset by higher selling, general and administrative expenses and lower results from electric power trading activities and retail petroleum operations. Gas Pipeline's increase reflects the net favorable revenue effect of 1999 and 1998 adjustments associated with regulatory and rate issues and the effect of the $58.4 million charge in 1998 related to certain long-term gas supply contracts.

     Income from continuing operations before income taxes and extraordinary gain (loss) increased $182 million, or 45 percent, due primarily to $254 million higher operating income, partially offset by $56 million higher net interest expense reflecting increased debt in support of continued expansion and new projects and $30 million higher minority interest in income and preferred returns of subsidiaries associated with preferred ownership interests of subsidiaries established in late 1998 (see Note 14).

GAS PIPELINE

     Gas Pipeline's revenues increased $146.8 million, or 9 percent, due primarily to a total of $66 million of reductions to rate refund liabilities, resulting primarily from second-quarter 1999 regulatory proceedings involving rate-of-return methodology for three of the gas pipelines and fourth-quarter 1999 revisions following other regulatory proceedings. Revenues also increased due to $65 million higher gas exchange imbalance settlements, $36 million higher reimbursable costs passed through to customers (both offset in costs and operating expenses) and $14 million from expansion projects and new services. These increases were partially offset by $21 million of favorable 1998 adjustments from the settlement of rate case issues and lower transportation revenues associated with rate design and discounting on certain segments of the pipeline.

     Segment costs and expenses increased $59.9 million, or 6 percent, due primarily to the higher gas exchange imbalance settlements and reimbursable costs which are passed through to customers, $13 million higher general and administrative expenses and $9 million higher depreciation and amortization related mainly to pipeline expansions. These increases were partially offset by the effect of a $58.4 million charge in 1998 (included in other (income) expense -- net) related to certain long-term gas supply contracts entered into in 1982. The charge represented natural gas costs incurred in prior years that will not be recoverable from customers. General and administrative expenses increased primarily from information systems initiatives, higher labor and benefits costs, a $2.3 million accrual for damages associated with two pipeline ruptures in the northwest and the $2 million write-off of previously capitalized software development costs.

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     Segment profit increased $86.9 million, or 14 percent, due primarily to the
$45 million net revenue effect of the regulatory and rate case issues discussed above, the $58.4 million effect of the accrual for costs in 1998 related to certain long-term gas supply contracts discussed above and $14 million of revenues from expansion projects and new services. These segment profit increases were partially offset by $9 million higher depreciation and amortization and $13 million higher general and administrative expenses.

ENERGY SERVICES

     Energy Marketing & Trading's revenues increased $9.3 million, or 1 percent, due to a $101.5 million increase in trading revenues partially offset by a $92.2 million decrease in non-trading revenues. The $101.5 million increase in trading revenues is due primarily to $61 million higher natural gas trading margins, which reflect $61 million of favorable contract settlements in 1999 and increased trading volumes and per-unit margins, partially offset by the effect in 1998 of certain favorable contract settlements and terminations totaling $24 million. In addition, natural gas liquids margins increased $23 million associated mainly with increased physical trading activities and electric power trading margins increased $14 million. The electric power trading margin increase reflects the designation of a southern California electric power services contract as trading in accordance with EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," which was adopted first-quarter 1999, the recognition of $7 million of revenue associated with a 1998 contractual dispute which was settled in 1999 and increased trading activity. Largely offsetting these electric power trading revenue increases were lower demand for electricity in southern California in 1999 compared to 1998 due to cooler summer temperatures in 1999.

     The $92.2 million non-trading revenue decrease is due primarily to $211 million lower electric power services revenues primarily related to the designation of a southern California electric power services contract as trading in 1999 (discussed above). Partially offsetting this decrease were retail natural gas and electric revenues which increased $131 million resulting primarily from the late 1998 acquisition of Volunteer Energy. Additionally, natural gas liquids revenues decreased slightly as the effect of reporting trading revenues on a net basis beginning April 1, 1998, for certain operations previously reported on a "gross" basis was substantially offset by $111 million contributed by activity from a petrochemical plant acquired early in 1999.

     Cost of sales associated with non-trading activities decreased $49.3 million, or 13 percent, due primarily to $156 million lower electric power services costs which reflect the designation of such costs as trading in 1999 (discussed above), partially offset by higher costs for retail natural gas and electric operations of $120 million. These variances are associated with the corresponding changes in non-trading revenues discussed above.

     Segment profit increased $69.0 million, to $104 million in 1999, due primarily to the $61 million higher natural gas trading margins, $34 million higher natural gas liquids net revenues, a $22.3 million gain on the sale of the retail natural gas and electric operations in 1999 and the effect in 1998 of $14 million of asset impairments related to the decision to focus the retail natural gas and electric business from sales to small commercial and residential customers to large end users. These increases were partially offset by $40 million lower electric power services net revenues, $21 million higher selling, general and administrative expenses and $8 million higher retail propane operating expenses. The higher selling, general and administrative expenses reflect higher compensation levels associated with improved operating performance, growth in electric power trading operations, the Volunteer Energy acquisition in late 1998 and increased activities in the areas of human resources development, investor/media/customer relations and business development, partially offset by the effect in 1998 of a $17 million credit loss accrual.

     Energy Marketing & Trading's revenues and costs and expenses for 1999 included $140.5 million and $145.3 million, respectively, from the Volunteer Energy operations sold in 1999. In addition, Energy Marketing & Trading sold its retail propane business, Thermogas Company, previously a subsidiary of MAPCO Inc., to Ferrellgas Partners L.P. on December 17, 1999 (see Note 7). The sale yielded an after-tax gain of $65.2 million, which is reported as an extraordinary gain. Retail propane revenues and costs and expenses were $244.1 million and $257.2 million, respectively, for 1999.

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     Exploration & Production's revenues increased $50.8 million, or 37 percent, due primarily to $22 million from increased average natural gas sales prices, $20 million associated with increases in both company-owned production volumes and marketing volumes from the Williams Coal Seam Gas Royalty Trust and royalty interest owners and $17 million from oil and gas properties acquired in April 1999. Partially offsetting was an $11 million decrease in the recognition of income previously deferred from a 1997 transaction which transferred certain nonoperating economic benefits to a third party. Company-owned production has increased due mainly to a drilling program initiated in the San Juan basin in 1998 and 1999 and the April 1999 acquisition.

     Other (income) expense -- net in 1999 includes a $14.7 million gain from the sale of certain gas producing properties which contributed $2 million to segment profit in 1999. Also included in other (income) expense -- net in 1999 is a $7.7 million gain from the sale of certain other properties.

     Segment profit increased $12.6 million, or 46 percent, due primarily to $22 million of gains from the sales of assets, an $8 million contribution from the April 1999 acquisition, $4 million higher profits from company-owned production and $4 million lower dry hole costs. Partially offsetting was $11 million decreased recognition of deferred income, a $9 million decrease in margins from the marketing of natural gas and $6 million higher nonproducing leasehold amortization.

     Midstream Gas & Liquids' revenues increased $158.1 million, or 18 percent, due primarily to $119 million higher natural gas liquids sales from processing activities reflecting $62 million from a 46 percent increase in volumes sold and $57 million from a 29 percent increase in average natural gas liquids sales prices. The increase in natural gas liquids sales volumes is a result of the improved liquids market conditions in 1999 and a new plant which became operational in 1999. In addition, revenues increased due to $17 million from higher average gathering rates, $16 million higher transportation revenues associated with increased shipments, the effect of unfavorable adjustments in 1998 of $14 million related to rates placed into effect in 1997 for Midstream's regulated gathering activities (offset in costs and operating expenses) and $11 million higher natural gas liquids storage revenues following the mid-1999 acquisition of two storage facilities. Partially offsetting these increases were $20 million lower equity earnings including 1998 and 1999 reclassifications totaling $10 million for the Discovery pipeline project (offset in capitalized interest).

     Cost and operating expenses increased $122.2 million, or 22 percent, due primarily to $58 million higher liquids fuel and replacement gas purchases, higher operating and maintenance expenses and the 1998 rate adjustments related to Midstream's regulated gathering activities.

     Segment profit increased $5.1 million, or 2 percent, due primarily to $40 million from higher per-unit natural gas liquids margins and $7 million from the increase in natural gas liquids volumes sold reflecting more favorable market conditions. The rapidly rising crude oil prices during 1999 and flat-to-declining natural gas prices caused natural gas liquids margins to increase significantly. For each penny improvement in natural gas liquids margins in 1999, segment profit increased approximately $8 million to $9 million. In addition, transportation, gathering and storage revenues increased $16 million, $12 million and $11 million, respectively. Largely offsetting were higher operating and maintenance expenses, $17 million higher general and administrative expenses, $20 million lower equity earnings, $8 million of costs associated with cancelled pipeline construction projects and the effect of a 1998 gain of $6 million on settlement of product imbalances.

     Petroleum Services' revenues increased $500.4 million, or 20 percent, due primarily to $385 million higher refinery revenues (including $99 million higher intra-segment sales to the travel centers/convenience stores which are eliminated), $166 million higher travel center/convenience store sales, $74 million higher revenues from growth in fleet management and mobile computer technology operations, $26 million in revenues from a petrochemical plant acquired in March 1999 and $23 million in revenues from terminalling operations acquired in January and August 1999. Partially offsetting these increases was a $90 million decrease in pipeline construction revenues following substantial completion of the project. The $385 million increase in refinery revenues includes a $307 million increase from 23 percent higher average sales prices and a $73 million increase from 6 percent higher refined product volumes sold. The increase in refined product volumes sold follows refinery expansions and improvements in mid-1999 and late-1998 which increased capacity. The $166 million increase in travel center/convenience store sales reflects $79 million from a
                                     99(b)-8

16 percent increase in gasoline and diesel sales volumes, $52 million from an 8 cent per gallon increase in average gasoline and diesel sales prices and $35 million higher merchandise sales. Both the number of travel centers/convenience stores and average per-store sales in 1999 increased as compared to 1998.

     Costs and operating expenses increased $484 million, or 21 percent, due primarily to $385 million higher refining costs, $156 million higher travel center/convenience store cost of sales (including $99 million higher intra-segment purchases from the refineries which are eliminated), $71 million higher costs from growth in the fleet management and mobile computer technology operations, $27 million higher travel center/convenience store operating costs, $14 million of costs from the petrochemical plant acquired in March 1999 and $13 million higher terminalling costs related primarily to the terminalling operations acquired in 1999. Partially offsetting these increases were $87 million lower pipeline construction costs related to the project previously discussed. The $385 million increase in refining costs reflects $303 million from higher crude supply costs and other related per-unit cost of sales, $59 million associated with increased volumes sold and $23 million higher operating costs at the refineries. The higher refinery operating costs are a result of increased maintenance activity and refinery expansions completed in 1999 and 1998. The $156 million increase in travel center/convenience store cost of sales reflects $71 million from increased gasoline and diesel sales volumes, $56 million from increased average gasoline and diesel purchase prices and $29 million higher merchandise cost of sales reflecting increased volumes.

     Selling, general and administrative expenses increased $23.4 million, or 23 percent, due, in part, to increased media/customer relations activities, business development and the additional terminals and travel centers in 1999.

     Segment profit increased $18.3 million, or 12 percent, due primarily to the effects of a $15.5 million accrual in 1998 for potential refunds to transportation customers following a court ruling requiring such refunds and the settlement in 1999 of this litigation for $6.5 million less than accrued. In addition, segment profit increased due to $14 million from increased refined product volumes sold, $12 million from activities at the petrochemical plant acquired in March 1999, $10 million from increased terminalling activities following the 1999 acquisitions and $4 million from increased per unit refinery margins. Also contributing to increased segment profit were $7 million from higher gasoline and diesel sales volumes, $7 million higher gross profit from increased travel center/convenience store merchandise activity, $5 million of margins on product sales from transportation, $5 million of refinery-related storage fee revenue and the recovery of $4 million of environmental expenses previously incurred. Largely offsetting these increases were $27 million and $23 million of increased operating costs at the travel centers/convenience stores and the refineries, respectively, and $23 million higher selling, general and administrative expenses.

OTHER

     Other revenues increased $46.2 million, or 68 percent, due primarily to $21 million higher Venezuelan gas compression revenues, $26 million of rental income from Gas Pipeline for office space (eliminated in consolidation) and $6 million of revenues for operating a Venezuelan crude oil terminal, partially offset by $10 million higher equity investment losses. The $21 million higher gas compression revenues reflect the effect of a high pressure unit which became operational in September 1998, partially offset by the effect of operational problems experienced in early 1999. The $10 million higher equity investment losses resulted from increased interest expense experienced by another Brazilian communications company.

     Segment profit increased $5.9 million, from $2.5 million in 1998 to $8.4 million in 1999, due primarily to a $9 million improvement in Venezuelan gas compression operations and the effect of $5.6 million of international investment fund write-downs in 1998, partially offset by $10 million higher equity investment losses.

CONSOLIDATED

     General corporate expenses decreased $17.9 million, or 19 percent, due primarily to MAPCO merger-related costs of $29 million included in 1998 general corporate expenses. Interest accrued increased $76.9 million, or 15 percent, due primarily to the $88 million effect of higher borrowing levels including the
                                     99(b)-9

July 1999 issuance of additional public debt, partially offset by a $26.2 million decrease in interest on rate refund liabilities including a $10.6 million favorable adjustment related to the reduction of certain rate refund liabilities in second-quarter 1999. Interest capitalized increased $20.8 million, or 151 percent, due primarily to increased capital expenditures for pipeline construction projects and reclassifications totaling $10 million related to Williams' equity investment in the Discovery pipeline project (offset in Midstream Gas & Liquids' segment profit). Minority interest in income and preferred returns of consolidated subsidiaries in 1999 is $29.5 million unfavorable as compared to 1998 due primarily to preferred interests held by outside investors in Castle Associates L.P. and Williams Risk Holdings, LLC which were formed in late 1998 (see Note 14). Other income (expense) -- net is $7.1 million favorable as compared to 1998 due primarily to 1998 litigation loss accruals and other settlement adjustments totaling $11 million related to assets previously sold.

     The $76.2 million, or 49 percent, increase in the provision for income taxes on continuing operations is the result of higher pre-tax income and a higher effective income tax rate in 1999. The effective income tax rate in 1999 and 1998 exceeds the federal statutory rate due primarily to the effects of state income taxes.

     Loss from discontinued operations includes the results of operations from WCG in 1999 and 1998 and $14.3 million of losses in 1998 related to another business sold in 1996 (see Note 3). WCG's losses increased $91.0 million in 1999 as compared to 1998 due primarily to higher selling, general and administrative expenses, including costs associated with the infrastructure growth and improvement, losses experienced from providing customer services prior to completion of the new fiber-optic network, $31 million higher losses from start-up activities of Australian and Brazilian communications operations and higher net interest expense following the issuance of high-yield debt in October 1999. Partially offsetting was higher interest income associated with the investment of proceeds form WCG's equity and debt offerings in October 1999. Included in 1999 is a $28.4 million loss relating to the sales of certain audio- and video-conferencing and closed-circuit video broadcasting businesses. Included in 1998 is a $23.2 million write-down related to the abandonment of a venture in the technology and transmission of business information for news and educational purposes.

     The $65.2 million 1999 extraordinary gain results from the sale of Williams' retail propane business (see Note 7). The $4.8 million 1998 extraordinary loss results from the early extinguishment of debt (see Note 7).

FINANCIAL CONDITION AND LIQUIDITY

  Liquidity

     Williams considers its liquidity to come from both internal and external sources. Certain of those sources are available to Williams (parent) and certain of its subsidiaries. Williams' unrestricted sources of liquidity, which can be utilized without limitation under existing loan covenants, consist primarily of the following:

     - Available cash-equivalent investments of $854 million at December 31, 2000, as compared to $494 million at December 31, 1999.

     - $350 million available under Williams' $700 million bank-credit facility at December 31, 2000, as compared to $475 million at December 31, 1999 under the $1 billion bank credit facility (see Note 13).

     - $4 million available under Williams' $1.7 billion commercial paper program at December 31, 2000, as compared to $154 million at December 31, 1999 under a $1.4 billion commercial paper program.

     - Cash generated from operations.

     - Short-term uncommitted bank lines of credit may also be used in managing liquidity.

     At December 31, 2000, Williams had a $1.775 billion shelf registration statement effective with the Securities and Exchange Commission to issue a variety of debt or equity securities. Subsequent to the issuance of Williams common stock in January 2001 discussed below, the remaining availability on the shelf registration is approximately $400 million. In addition, there are other outstanding registration statements filed with the Securities and Exchange Commission for Northwest Pipeline, Texas Gas Transmission and Transcontinental Gas Pipe Line (each a wholly owned subsidiary of Williams). At March 1, 2001,

                                     99(b)-10
approximately $450 million of shelf availability remains under these outstanding registration statements and may be used to issue a variety of debt or equity securities. Interest rates and market conditions will affect amounts borrowed, if any, under these arrangements. Williams believes additional financing arrangements, if required, can be obtained on reasonable terms.

     Terms of certain borrowing agreements limit transfer of funds to Williams from its subsidiaries. The restrictions have not impeded, nor are they expected to impede, Williams ability to meet its cash requirements in the future.

     During 2001, Williams expects to fund capital and investment expenditures, debt payments and working-capital requirements of its continuing operations through (1) cash generated from operations, (2) the use of the available portion of Williams' $700 million bank-credit facility, (3) commercial paper, (4) short-term uncommitted bank lines, (5) private borrowings, (6) sale or disposal of existing businesses and/or (7) debt or equity public offerings.

WCG SEPARATION

     Currently, Williams does not believe that the separation of WCG and Williams will negatively impact liquidity or the financial condition of Williams. Since the initial equity offering by WCG in October 1999, the sources of liquidity for WCG have been separate from Williams' sources of liquidity. Williams, with respect to shares of WCG's common stock that Williams will retain, has committed to the Internal Revenue Service (IRS) to dispose of all of the WCG shares that it retains as soon as market conditions allow, but in any event not longer than five years after the spinoff. As part of a separation agreement and subject to a favorable ruling by the IRS that such a limitation is not inconsistent with any ruling issued to Williams regarding the tax-free treatment of the spinoff, Williams has agreed not to dispose of the retained WCG shares for a period of three years from the date of distribution and must notify WCG of an intent to dispose of such shares. For further discussion of separation agreements and potential tax exposure as a result of the WCG separation, see
Note 3.

     Additionally, Williams, prior to the spinoff and in an effort to strengthen WCG's capital structure, entered into an agreement under which Williams contributed an outstanding promissory note from WCG of approximately $975 million and certain other assets, including a building under construction. In return, Williams received 24.3 million newly issued common shares of WCG. Williams is also providing indirect credit support through a commitment to issue Williams' equity in the event of a WCG default, or to the extent proceeds from WCG's refinancing or remarketing of certain structured notes issued by WCG in March 2001 are less than $1.4 billion. It is anticipated that the ability of WCG to pay the notes is dependent on its ability to raise additional capital and its subsidiaries' ability to dividend cash to WCG. WCG, however, is obligated to reimburse Williams for any payment Williams is required to make in connection with these notes. Additionally, receivables include amounts due from WCG of approximately $68.5 million and $42.8 million at December 31, 2000 and 1999, respectively. Prior to the spinoff, Williams extended the payment term of up to $100 million of the outstanding balance that was due March 31, 2001 until March 15, 2002. Williams is also considering the purchase from WCG of the building currently under construction, and would enter into a long-term lease arrangement with WCG being the sole occupant of the building.

     In 2000, WCG issued $1 billion in long-term debt obligations consisting of $575 million in 11.7 percent notes due 2008 and $425 million in 11.875 percent notes due 2010. In October 1999, WCG completed an initial public equity offering, private equity offerings and public debt offerings which yielded total net proceeds of approximately $3.5 billion. The initial public equity offering yielded net proceeds of approximately $738 million (see Note 3). In concurrent investments by SBC Communications Inc., Intel Corporation and Telefonos de Mexico, additional shares of common stock were privately sold for proceeds of $738.5 million. Concurrent with these equity transactions, WCG issued high-yield public debt of approximately $2 billion. Proceeds from the 1999 equity and debt transactions were used to repay WCG's 1999 borrowings under an interim short-term bank-credit facility and the $1.05 billion bank-credit agreement. The remaining proceeds from the 1999 transactions and the 2000 debt proceeds were used to fund 2000 Communications' operating losses, continued construction of WCG's national fiber-optic network and other capital and investment expansion opportunities.

                                     99(b)-11

     During 2000, WCG received net proceeds of approximately $240.5 million from the issuance of five million shares of 6.75 percent redeemable cumulative preferred stock.

     Capital expenditures of WCG, primarily for the construction of the fiber-optic network, were $3.4 billion in 2000, $1.7 billion in 1999 and $304 million in 1998.

     In 1999, WCG paid $265 million in cash to increase its investment in ATL (a Brazilian telecommunications business).

  Operating Activities

     Cash provided by continuing operating activities was: 2000 -- $594 million; 1999 -- $1.5 billion; 1998 -- $824 million. The increases in receivables and accounts payable of $1,573 million and $1,308 million, respectively, reflect increased energy commodity prices, primarily power, related to trading and other activity primarily at Energy Marketing & Trading. The $304 million increase in inventories reflects increases in the related prices of refined product, natural gas liquid, natural gas and crude oil inventories at Energy Marketing & Trading. The increase in deposits and other current assets is due primarily to an increase in deposits related to trading activities at Energy Marketing & Trading. The $372 million increase in accrued liabilities is due primarily to higher accrued payroll, deposits received from customers related to energy trading activities, accrued interest, income taxes payable and liabilities associated with the Canadian energy operations purchased in fourth quarter 2000, partially offset by the payments in 2000 of $95 million for rate refunds to natural gas customers.

  Financing Activities

     Net cash provided by financing activities was: 2000 -- $2.0 billion;
1999 -- $880 million; 1998 -- $1.9 billion. Long-term debt proceeds, net of principal payments, were $235 million, $682 million and $1.9 million, during 2000, 1999 and 1998, respectively. Notes payable proceeds, net of notes payable payments were $1.5 billion and $210 million during 2000 and 1999, respectively. Notes payable payments, net of notes payable proceeds, were $139 million during 1998. The increase in net new borrowings during 2000, 1999 and 1998 reflects borrowings to fund capital expenditures, investments and acquisitions of businesses.

     The proceeds from issuance of Williams common stock in 2000, 1999 and 1998 are primarily from exercise of stock options under the plans providing for common-stock-based awards to employees and to non-employee directors.

     During 2000, Williams received net proceeds totaling $547 million from the sale of a limited liability company member interest to an outside investor (see
Note 14). During 1998, Williams received proceeds totaling $335 million from the sale of limited partnership and limited-liability company member minority interests to outside investors (see Note 14).

     During 1999, Williams received proceeds of $175 million from the sale of Williams obligated mandatorily redeemable preferred securities (see Note 15).

     Long-term debt at December 31, 2000 was $6.8 billion, compared with $7.2 billion at December 31, 1999 and $6.4 billion at December 31, 1998. At December 31, 2000 and 1999, $800 million and $404 million, respectively, of current debt obligations were classified as non-current obligations based on Williams' intent and ability to refinance on a long-term basis. The 2000 increase in long-term debt is due primarily $400 million borrowed under a new three-year term bank credit facility entered into by Williams in April 2000. The long-term debt to debt-plus-equity ratio (including WCG debt) was 63.7 percent at December 31, 2000, compared to 62.3 percent and 59.9 percent at December 31, 1999 and 1998, respectively. If short-term notes payable and long-term debt due within one year are included in the calculations, these ratios would be 70.5 percent, 65.9 percent and 64.7, respectively.

     In January, 2001, Williams issued $1.1 billion of senior unsecured debt securities of which $500 million in proceeds was used to retire temporary financing obtained in September 2000. The proceeds from the temporary financing in 2000 were used for general corporate purposes, including the repayment of commercial

                                     99(b)-12
paper. Williams expects to use the remaining proceeds that are received from this debt offering to fund the energy-related capital program, repay debt, including a portion of floating rate notes due December 15, 2001, which were issued in December 2000 (see Note 13), construction of a building and for other general corporate purposes.

     In January 2001, Williams issued approximately 38 million shares of common stock in a public offering at $36.125 per share. Net proceeds of $1.33 billion from the offering will be used primarily to expand Williams' capacity to fund its energy-related capital program, repay commercial paper and other short-term debt, construction of a building and for general corporate purposes.

     Williams Energy Partners L.P. (WEP), a wholly owned partnership, owns and operates a diversified portfolio of energy assets. The partnership is principally engaged in the storage, transportation and distribution of refined petroleum products and ammonia. On February 9, 2001, WEP completed an initial public offering of approximately 4.6 million common units at $21.50 per unit for net proceeds of approximately $92 million. The initial public offering represents 40 percent of the units, and Williams retained a 60 percent interest in the partnership, including its general partner interest.

  Investing Activities

     Net cash used by investing activities was: 2000 -- $2.3 billion;
1999 -- $2.0 billion; and 1998 -- $1.5 billion. Capital expenditures of Energy Services, primarily to acquire, expand and modernize gathering and processing facilities, terminals and refineries, were $550 million in 2000, $1.2 billion in 1999 and $707 million in 1998. Capital expenditures of Gas Pipeline, primarily to expand and modernize systems, were $512 million in 2000, $360 million in 1999 and $472 million in 1998. Budgeted capital expenditures and investments for continuing operations for 2001 are estimated to be approximately $1.8 billion, including expansion and modernization of pipeline systems, gathering and processing facilities, refineries and international investment activities.

     In October 2000, Williams acquired various energy-related operations in Canada for approximately $540 million. Included in the purchase were interests in several natural gas liquids (NGL) extraction and fractionation plants, NGL transportation pipeline and storage facilities, and a natural gas processing plant.

     During 1999, Williams purchased a company with a petrochemical plant and natural gas liquids transportation, storage and other facilities for $163 million in cash. Also during 1999, Williams made various cash investments and advances totaling $347 million including a $75 million equity investment in and a $75 million loan to AB Mazeikiu Nafta, Lithuania's national oil company, $78 million in various natural gas and petroleum products pipeline joint ventures, and other joint ventures and investments. In addition, Williams made $139 million of investments in the Alliance natural gas pipeline and processing plant during 1999 of which $93.5 million was financed with a note payable. In December 1999, Williams sold its retail propane business to Ferrellgas Partners L.P. (Ferrellgas) for $268.7 million in cash and $175 million in senior common units of Ferrellgas.

     During 1998, Williams made a $100 million advance to a telecommunications business in Brazil. In addition, during 1998 Williams made an $85 million investment in a Texas refined petroleum products pipeline joint venture.

  Other Commitments

     Energy Marketing & Trading has entered into certain contracts giving Williams the right to receive fuel conversion services as well as certain other services associated with electric generation facilities that are either currently in operation or are to be constructed at various locations throughout the continental United States. At December 31, 2000, annual estimated committed payments under these contracts range from $20 million to $409 million, resulting in total committed payments over the next 22 years of approximately $7 billion.

     Commitments for construction and acquisition of property, plant and equipment are approximately $651 million at December 31, 2000.

                                     99(b)-13

  New Accounting Standards

     See Note 1 for a discussion of Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities."

  Effects of Inflation

     Williams' cost increases in recent years have benefited from relatively low inflation rates during that time. Approximately 48 percent of Williams' property, plant and equipment is at Gas Pipeline and approximately 47 percent is at Energy Services. Approximately 86 percent of Gas Pipeline's property, plant and equipment has been acquired or constructed since 1995, a period of relatively low inflation. Gas Pipeline is subject to regulation, which limits recovery to historical cost. While amounts in excess of historical cost are not recoverable under current FERC practices, Williams believes it will be allowed to recover and earn a return based on increased actual cost incurred to replace existing assets. Cost-based regulation along with competition and other market factors may limit the ability to recover such increased costs. Within Energy Services, operating costs are influenced to a greater extent by specific price changes in oil and gas and related commodities than by changes in general inflation. Crude, refined product, natural gas and natural gas liquids prices are particularly sensitive to OPEC production levels and/or the market perceptions concerning the supply and demand balance in the near future. See Market Risk Disclosures on page 99(b)-16 for additional information concerning the impact of specific price changes.

  Environmental

     Williams is a participant in certain environmental activities in various stages involving assessment studies, cleanup operations and/or remedial processes. The sites, some of which are not currently owned by Williams (see
Note 19), are being monitored by Williams, other potentially responsible parties, the U.S. Environmental Protection Agency (EPA), or other governmental authorities in a coordinated effort. In addition, Williams maintains an active monitoring program for its continued remediation and cleanup of certain sites connected with its refined products pipeline activities. Williams has both joint and several liability in some of these activities and sole responsibility in others. Current estimates of the most likely costs of such cleanup activities, after payments by other parties, are approximately $109 million, all of which is accrued at December 31, 2000. Williams expects to seek recovery of approximately $36 million of the accrued costs through future natural gas transmission rates and approximately $15 million of accrued costs from states in accordance with laws permitting reimbursement of certain expenses associated with underground storage tank containment problems and repairs. Williams will fund these costs from operations and/or available bank-credit facilities. The actual costs incurred will depend on the final amount, type and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.

     Williams is subject to the federal Clean Air Act and to the federal Clean Air Act Amendments of 1990 which require the EPA to issue new regulations. In September 1998, the EPA promulgated rules designed to mitigate the migration of ground-level ozone in certain states. Williams estimates that capital expenditures necessary to install emission control devices over the next five years to comply with these new rules will be between $251 million and $271 million. The actual costs incurred will depend on the final implementation plans developed by each state to comply with these regulations. In December 1999, standards promulgated by the EPA for tailpipe emissions and the content of sulfur in gasoline were announced. Williams estimates that capital expenditures necessary to bring its two refineries into compliance over the next five years will be approximately $169 million. The actual costs incurred will depend on the final implementation plans.

     In July 1999, Transcontinental Gas Pipe Line (Transco) received a letter stating that the U.S. Department of Justice (DOJ), at the request of the U.S. Environmental Protection Agency, intends to file a civil action against Transco arising from its waste management practices at Transco's compressor stations and metering stations in eleven states from Texas to New Jersey. The DOJ stated in the letter that its complaint will seek civil penalties and injunctive relief under federal environmental laws. The DOJ and

                                     99(b)-14

Transco are discussing a settlement. While no specific amount was proposed, the DOJ stated that any settlement must include an appropriate civil penalty for the alleged violations. Transco cannot reasonably estimate the amount of its potential liability, if any, at this time. However, Transco believes it has substantially addressed environmental concerns on its system through ongoing voluntary remediation and management programs.

     Williams Field Services (WFS), an Energy Services subsidiary, received a Notice of Violation (NOV) from EPA in February 2000. WFS received a contemporaneous letter from the DOJ indicating that the DOJ will also be involved in the matter. The NOV alleged violations of the Clean Air Act at a gas processing plant. WFS, the EPA and the DOJ agreed to settle this matter for a penalty of $850,000. In the course of investigating this matter, WFS discovered a similar potential violation at the plant and disclosed it to the EPA and the DOJ. The parties will discuss whether additional enforcement action is warranted.

                                     99(b)-15

MARKET RISK DISCLOSURES

INTEREST RATE RISK

     Williams' interest rate risk exposure is related primarily to its debt portfolio, investment in Ferrellgas Partners L.P. senior common units and Williams obligated mandatorily redeemable preferred securities of Trust.

     Williams' interest rate risk exposure resulting from its debt portfolio is influenced by short-term rates, primarily LIBOR-based borrowings from commercial banks and the issuance of commercial paper, and long-term U.S. Treasury rates. To mitigate the impact of fluctuations in interest rates, Williams targets to maintain a significant portion of its debt portfolio in fixed rate debt. Williams also utilizes interest-rate swaps to change the ratio of its fixed and variable rate debt portfolio based on management's assessment of future interest rates, volatility of the yield curve and Williams' ability to access the capital markets in a timely manner. Williams periodically enters into interest-rate forward contracts to establish an effective borrowing rate for anticipated long-term debt issuances. The maturity of Williams' long-term debt portfolio is partially influenced by the life of its operating assets.

     At December 31, 2000 and 1999, the amount of Williams' fixed and variable rate debt was at targeted levels. Williams has traditionally maintained an investment grade credit rating as one aspect of managing its interest rate risk. In order to fund its 2001 capital expenditure plan, Williams will need to access various sources of liquidity, which will likely include traditional borrowing and leasing markets.

     The tables on the following page provide information as of December 31, 2000 and 1999, about Williams' interest rate risk sensitive instruments. For investment in Ferrellgas Partners L.P. senior common units, notes payable, long-term debt and Williams obligated mandatorily redeemable preferred securities of Trust, the table presents principal cash flows and weighted-average interest rates by expected maturity dates. For interest-rate swaps, the table presents notional amounts and weighted-average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the interest-rate swaps.

                                     99(b)-16

                                                                                                            FAIR VALUE
                                                                                                           DECEMBER 31,
                                         2001      2002     2003    2004    2005    THEREAFTER    TOTAL        2000
                                        ------    ------    ----    ----    ----    ----------    ------   ------------
                                                                     (DOLLARS IN MILLIONS)
Assets:

  Investment -- Ferrellgas Partners
     L.P. senior common units.........  $   --    $  194    $ --    $ --    $ --      $   --      $  194      $  194
  Fixed rate..........................    10.0%     10.0%     --      --      --          --
Liabilities:
  Notes payable.......................  $2,037    $   --    $ --    $ --    $ --      $   --      $2,037      $2,037
  Interest rate.......................     7.2%       --      --      --      --          --
  Long-term debt, including current
    portion:
    Fixed rate........................  $1,115    $1,032    $306    $356    $254      $2,972      $6,035      $6,092
    Interest rate.....................     7.1%      7.2%    7.3%    7.3%    7.3%        7.6%
    Variable rate.....................  $  524    $  154    $402    $201    $350      $  799      $2,430      $2,430
    Interest rate(1)
Williams obligated mandatorily
  redeemable preferred securities of
  Trust...............................  $   --    $  190    $ --    $ --    $ --      $   --      $  190      $  190
  Fixed rate..........................     7.9%      7.9%     --      --      --          --
Interest rate swaps:
  Pay variable/receive fixed..........  $  461    $   --    $ --    $ --    $ --      $   --      $  461      $   (3)
  Pay rate(2)
  Receive rate........................     6.0%       --      --      --      --          --
  Pay fixed/receive variable..........  $   53    $   59    $ 65    $ 72    $ 79      $  133      $  461      $  (30)
  Pay rate............................     7.8%      8.0%    8.0%    8.0%    8.0%        8.0%
  Receive rate(2)

                                                                                                        FAIR VALUE
                                                                                                       DECEMBER 31,
                                         2000     2001     2002    2003   2004   THEREAFTER   TOTAL        1999
                                        ------   ------   ------   ----   ----   ----------   ------   ------------
                                                                   (DOLLARS IN MILLIONS)
Assets:

  Investment -- Ferrellgas Partners
    L.P. senior common units..........  $   --   $   --   $  176   $ --   $ --     $   --     $  176      $  176
  Fixed rate..........................    10.0%    10.0%    10.0%    --     --         --
Liabilities:
  Notes payable.......................  $1,379   $   --   $   --   $ --   $ --     $   --     $1,379      $1,379
  Interest rate.......................     6.4%      --       --     --     --         --
  Long-term debt, including current
    portion:
    Fixed rate........................  $  192   $1,398   $1,000   $280   $350     $3,234     $6,454      $6,272
    Interest rate.....................     7.0%     7.1%     7.2%   7.3%   7.3%       7.6%
    Variable rate.....................  $    2   $  101   $  677   $ --   $200     $   --     $  980      $  980
    Interest rate(1)
Williams obligated mandatorily
  redeemable preferred securities of
  Trust...............................  $   --   $   --   $  176   $ --   $ --     $   --     $  176      $  176
  Fixed rate..........................     7.9%     7.9%     7.9%    --     --         --
Interest rate swaps:
  Pay variable/receive fixed..........  $   47   $  461   $  240   $ --   $200     $  750     $1,698      $  (27)
  Pay rate(3)
  Receive rate........................     6.7%     6.7%     7.2%   7.2%   7.2%       7.5%
  Pay fixed/receive variable..........  $   47   $   53   $   59   $ 65   $ 72     $  212     $  508      $  (21)
  Pay rate............................     7.8%     7.8%     8.0%   8.0%   8.0%       8.0%
  Receive rate(2)

---------------

(1) 2000 -- Weighted average is LIBOR plus .70 percent for all years; 1999 -- LIBOR plus .60 percent through 2002, LIBOR plus .35 percent thereafter.

(2) LIBOR

(3) LIBOR except $250 million notional amount maturing after 2003 is at LIBOR less 1.04 percent and $240 million notional amount maturing in 2002 is at LIBOR plus .26 percent.

                                     99(b)-17

COMMODITY PRICE RISK

     Energy Marketing & Trading has trading operations that incur commodity price risk as a consequence of providing price-risk management services to third-party customers. The trading operations have commodity price-risk exposure associated with the crude oil, natural gas, refined products, natural gas liquids and electricity energy markets in the United States and the natural gas markets in Canada. The trading operations enter into a variety of energy and energy-related contracts which include forward contracts, futures contracts, option contracts, swap agreements, short- and long-term purchase and sale commitments and transportation, storage and power tolling contracts. These energy contracts are valued at fair value and unrealized gains and losses from changes in fair value are recognized in income. The trading operations are subject to risk from changes in energy commodity market prices, the portfolio position of its financial instruments and physical commitments, the liquidity of the market in which the contract is transacted, changes in interest rates and credit risk. Energy Marketing & Trading continues to manage market risk on a portfolio basis subject to the parameters established in its trading policy. A risk control group, independent of the trading operations, monitors compliance with the established trading policy and measures the risk associated with the trading portfolio.

     Energy Marketing & Trading measures the market risk in its trading portfolio utilizing a value-at-risk methodology to estimate the potential one-day loss from adverse changes in the fair value of its trading operations. At December 31, 2000 and 1999, the value at risk for the trading operations was $90 million and $9 million, respectively. As supplemental quantitative information to further understand the general risk levels of the trading portfolio, the average of the actual monthly changes in the fair value of the trading portfolio for 2000 was an increase of $59 million. These increases are attributable to increased electric power and natural gas prices, combined with increased price volatility in the power and gas markets, and an expanded price-risk management portfolio. Value at risk requires a number of key assumptions and is not necessarily representative of actual losses in fair value that could be incurred from the trading portfolio. Energy Marketing & Trading's value-at-risk model includes all financial instruments and physical positions and commitments in its trading portfolio and assumes that as a result of changes in commodity prices, there is a 95 percent probability (97.5 percent in 1999) that the one-day loss in the fair value of the trading portfolio will not exceed the value at risk. The value-at-risk model uses historical simulations to estimate hypothetical movements in future market prices assuming normal market conditions based upon historical market prices. Value at risk does not consider that changing our trading portfolio in response to market conditions could affect market prices and could take longer to execute than the one-day holding period assumed in the value-at-risk model.

FOREIGN CURRENCY RISK

     Williams has international investments that could affect the financial results if the investments incur a permanent decline in value as a result of changes in foreign currency exchange rates and the economic conditions in foreign countries.

     International investments accounted for under the cost method totaled $144 million and $149 million at December 31, 2000 and 1999, respectively. The fair value of these investments is deemed to approximate their carrying amount as the investments are primarily in non-publicly traded companies for which it is not practicable to estimate the fair value of these investments. Williams continues to believe that it can realize the carrying value of these investments considering the status of the operations of the companies underlying these investments. If a 20 percent change occurred in the value of the underlying currencies of these investments against the U.S. dollar, the fair value of these investments at December 31, 2000, could change by approximately $29 million assuming a direct correlation between the currency fluctuation and the value of the investments.

     The net assets of foreign operations which are consolidated are located primarily in Canada and approximate 11 percent of Williams' net assets at December 31, 2000. These foreign operations, whose functional currency is the local currency, do not have significant transactions or financial instruments denominated in other currencies. However, these investments do have the potential to impact Williams' financial position, due to fluctuations in these local currencies arising from the process of re-measuring the

                                     99(b)-18
local functional currency into the U.S. dollar. As an example, a 20 percent change in the respective functional currencies against the U.S. dollar could have changed stockholders' equity by approximately $133 million at December 31, 2000.

     Williams historically has not utilized derivatives or other financial instruments to hedge the risk associated with the movement in foreign currencies. However, Williams evaluates currency fluctuations and will consider the use of derivative financial instruments or employment of other investment alternatives if cash flows or investment returns so warrant.

EQUITY PRICE RISK

     Williams' exposure to equity price risk was primarily from investments held by WCG. As a result of the spinoff of WCG, Williams' exposure to equity price risk as it existed prior to the distribution date was significantly reduced, however, following the distribution date, Williams will be exposed to potential impairment valuations with respect to the WCG common stock retained.

                                     99(b)-19

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
The Williams Companies, Inc.

     We have audited the accompanying consolidated balance sheet of The Williams Companies, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedules listed in the Index to Exhibits at Exhibits 99(c) and 99(d). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Williams Companies, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

Tulsa, Oklahoma
February 28, 2001, except for the matters described in Note 3, as to which the date is April 23, 2001

                                     99(b)-20

                          THE WILLIAMS COMPANIES, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 2000          1999         1998
                                                              -----------   ----------   ----------
                                                              (MILLIONS, EXCEPT PER-SHARE AMOUNTS)
Revenues:
  Gas Pipeline..............................................   $ 1,906.2     $1,831.6     $1,684.8
  Energy Services*..........................................     8,055.5      4,900.7      4,182.1
  Other.....................................................       141.1        114.6         68.4
  Intercompany eliminations.................................      (516.6)      (243.9)      (267.8)
                                                               ---------     --------     --------
         Total revenues.....................................     9,586.2      6,603.0      5,667.5
                                                               ---------     --------     --------
Segment costs and expenses:
  Costs and operating expenses*.............................     6,423.0      4,714.6      3,929.9
  Selling, general and administrative expenses..............       754.1        677.0        580.6
  Other (income) expense -- net.............................        90.9        (23.4)       158.0
                                                               ---------     --------     --------
         Total segment costs and expenses...................     7,268.0      5,368.2      4,668.5
                                                               ---------     --------     --------
General corporate expenses..................................        97.2         76.9         94.8
                                                               ---------     --------     --------
Operating income:
  Gas Pipeline..............................................       741.5        697.3        610.4
  Energy Services...........................................     1,557.9        529.1        386.1
  Other.....................................................        18.8          8.4          2.5
  General corporate expenses................................       (97.2)       (76.9)       (94.8)
                                                               ---------     --------     --------
         Total operating income.............................     2,221.0      1,157.9        904.2
                                                               ---------     --------     --------
Interest accrued............................................      (708.5)      (590.3)      (513.4)
Interest capitalized........................................        49.4         34.6         13.8
Investing income............................................        84.5         31.4         24.6
Minority interest in income and preferred returns of
  consolidated subsidiaries.................................       (51.4)       (35.8)        (6.3)
Other income (expense) -- net...............................          .3        (12.1)       (19.2)
                                                               ---------     --------     --------
Income from continuing operations before income taxes and
  extraordinary gain (loss).................................     1,595.3        585.7        403.7
Provision for income taxes..................................       629.9        230.8        154.6
                                                               ---------     --------     --------
Income from continuing operations...........................       965.4        354.9        249.1
Loss from discontinued operations...........................      (441.1)      (198.7)      (122.0)
                                                               ---------     --------     --------
Income before extraordinary gain (loss).....................       524.3        156.2        127.1
Extraordinary gain (loss)...................................          --         65.2         (4.8)
                                                               ---------     --------     --------
Net income..................................................       524.3        221.4        122.3
Preferred stock dividends...................................          --          2.8          7.1
                                                               ---------     --------     --------
Income applicable to common stock...........................   $   524.3     $  218.6     $  115.2
                                                               =========     ========     ========
Basic earnings per common share:
  Income from continuing operations.........................   $    2.17     $    .81     $    .57
  Loss from discontinued operations.........................        (.99)        (.46)        (.29)
                                                               ---------     --------     --------
  Income before extraordinary gain (loss)...................        1.18          .35          .28
  Extraordinary gain (loss).................................          --          .15         (.01)
                                                               ---------     --------     --------
         Net income.........................................   $    1.18     $    .50     $    .27
                                                               =========     ========     ========
Diluted earnings per common share:
  Income from continuing operations.........................   $    2.15     $    .79     $    .56
  Loss from discontinued operations.........................        (.98)        (.44)        (.28)
                                                               ---------     --------     --------
  Income before extraordinary gain (loss)...................        1.17          .35          .28
  Extraordinary gain (loss).................................          --          .15         (.01)
                                                               ---------     --------     --------
         Net income.........................................   $    1.17     $    .50     $    .27
                                                               =========     ========     ========

---------------

* Includes consumer excise taxes of $287.6 million, $229.0 million and $192.9 million in 2000, 1999 and 1998, respectively.

                            See accompanying notes.

                                     99(b)-21

                          THE WILLIAMS COMPANIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
                                                                (DOLLARS IN MILLIONS,
                                                              EXCEPT PER-SHARE AMOUNTS)
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................   $   996.8     $   597.7
  Receivables less allowance of $9.8 ($3.5 in 1999).........     3,357.3       1,784.6
  Inventories...............................................       848.4         544.9
  Energy trading assets.....................................     7,879.8         376.0
  Deferred income taxes.....................................        64.9         203.7
  Deposits and other assets.................................     1,050.3         261.4
                                                               ---------     ---------
          Total current assets..............................    14,197.5       3,768.3
Net assets of discontinued operations.......................     2,290.2       2,810.4
Investments.................................................     1,368.6       1,179.3
Property, plant and equipment -- net........................    14,439.3      12,997.7
Energy trading assets.......................................     1,831.1         200.9
Other assets and deferred charges...........................       788.9         824.5
                                                               ---------     ---------
          Total assets......................................   $34,915.6     $21,781.1
                                                               =========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable.............................................   $ 2,036.7     $ 1,378.8
  Accounts payable..........................................     3,088.0       1,780.4
  Accrued liabilities.......................................     1,560.4       1,188.6
  Energy trading liabilities................................     7,597.3         312.3
  Long-term debt due within one year........................     1,634.1         193.8
                                                               ---------     ---------
          Total current liabilities.........................    15,916.5       4,853.9
Long-term debt..............................................     6,830.5       7,240.2
Deferred income taxes.......................................     2,863.9       2,502.0
Energy trading liabilities..................................     1,302.8         136.8
Other liabilities and deferred income.......................       944.0         823.1
Contingent liabilities and commitments (Note 19)
Minority and preferred interests in consolidated
  subsidiaries..............................................       976.0         464.4
Williams obligated mandatorily redeemable preferred
  securities of Trust holding only Williams indentures......       189.9         175.5
Stockholders' equity:
  Preferred stock, $1 per share par value, 30 million shares
     authorized.............................................          --            --
  Common stock, $1 per share par value, 960 million shares
     authorized, 447.9 million issued in 2000, 444.5 million
     issued in 1999.........................................       447.9         444.5
  Capital in excess of par value............................     2,473.9       2,356.7
  Retained earnings.........................................     3,065.7       2,807.2
  Accumulated other comprehensive income....................        28.2          99.5
  Other.....................................................       (81.2)        (77.6)
                                                               ---------     ---------
                                                                 5,934.5       5,630.3
  Less treasury stock (at cost), 3.6 million shares of
     common stock in 2000 and 3.8 million in 1999...........       (42.5)        (45.1)
                                                               ---------     ---------
          Total stockholders' equity........................     5,892.0       5,585.2
                                                               ---------     ---------
          Total liabilities and stockholders' equity........   $34,915.6     $21,781.1
                                                               =========     =========

                            See accompanying notes.

                                     99(b)-22

                          THE WILLIAMS COMPANIES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                      ACCUMULATED
                                                             CAPITAL IN                  OTHER
                                        PREFERRED   COMMON   EXCESS OF    RETAINED   COMPREHENSIVE            TREASURY
                                          STOCK     STOCK    PAR VALUE    EARNINGS   INCOME (LOSS)   OTHER     STOCK      TOTAL
                                        ---------   ------   ----------   --------   -------------   ------   --------   --------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
BALANCE, DECEMBER 31, 1997............   $ 142.2    $431.5    $1,041.6    $2,988.5      $ (2.5)      $(51.6)  $(311.9)   $4,237.8
Comprehensive income:
 Net income -- 1998...................        --        --          --       122.3          --           --        --       122.3
 Other comprehensive income:
   Unrealized appreciation on
     marketable equity securities.....        --        --          --          --        24.1           --        --        24.1
   Foreign currency translation
     adjustments......................        --        --          --          --        (4.9)          --        --        (4.9)
                                                                                                                         --------
 Total other comprehensive income.....                                                                                       19.2
                                                                                                                         --------
Total comprehensive income............                                                                                      141.5
Cash dividends --
 Common stock ($.60 per share)........        --        --          --      (240.3)         --           --        --      (240.3)
 Common stock of pooled company.......        --        --          --       (14.0)         --           --        --       (14.0)
 $3.50 preferred stock ($3.50 per
   share).............................        --        --          --        (7.1)         --           --        --        (7.1)
Stockholders' notes issued............        --        --          --          --          --        (35.7)       --       (35.7)
Conversion of preferred
 stock -- 704,190 shares..............     (40.0)      3.3        36.7          --          --           --        --          --
Retirement of treasury stock -- 14.0
 million common.......................        --     (14.0)     (239.8)         --          --           --     253.8          --
Expiration of equity put options......        --        --        12.3          --          --           --        --        12.3
Stock award transactions (including
 12.4 million common shares)..........        --      11.5        47.4          --          --          2.5      10.7        72.1
Tax benefit of stock-based awards.....        --        --        83.9          --          --           --        --        83.9
ESOP loan repayment...................        --        --          --          --          --          6.3        --         6.3
Other.................................        --        --          .3          .1          --           --        .2          .6
                                         -------    ------    --------    --------      ------       ------   -------    --------
BALANCE, DECEMBER 31, 1998............     102.2     432.3       982.4     2,849.5        16.7        (78.5)    (47.2)    4,257.4
Comprehensive income:
 Net income -- 1999...................        --        --          --       221.4          --           --        --       221.4
 Other comprehensive income:
   Unrealized appreciation on
     marketable equity securities.....        --        --          --          --       104.2           --        --       104.2
   Foreign currency translation
     adjustments......................        --        --          --          --       (18.0)          --        --       (18.0)
                                                                                                                         --------
 Total other comprehensive income.....                                                                                       86.2
                                                                                                                         --------
Total comprehensive income............                                                                                      307.6
Cash dividends --
 Common stock ($.60 per share)........        --        --          --      (260.9)         --           --        --      (260.9)
 $3.50 preferred stock ($2.04 per
   share).............................        --        --          --        (2.8)         --           --        --        (2.8)
Stockholders' notes issued............        --        --          --          --          --         (9.7)       --        (9.7)
Stockholders' notes repaid............        --        --          --          --          --          3.3        --         3.3
Conversion of preferred stock -- 1.8
 million shares.......................    (102.2)      8.4        93.8          --          --           --        --          --
Issuance of subsidiary's common
 stock................................        --        --     1,170.2          --        (3.4)          --        --     1,166.8
Stock award transactions (including
 4.0 million common shares)...........        --       3.8        78.7          --          --           .4       2.1        85.0
Tax benefit of stock-based awards.....        --        --        31.6          --          --           --        --        31.6
ESOP loan repayment...................        --        --          --          --          --          6.9        --         6.9
                                         -------    ------    --------    --------      ------       ------   -------    --------
BALANCE, DECEMBER 31, 1999............        --     444.5     2,356.7     2,807.2        99.5        (77.6)    (45.1)    5,585.2
Comprehensive income:
 Net income -- 2000...................        --        --          --       524.3          --           --        --       524.3
 Other comprehensive loss:
   Net unrealized depreciation on
     marketable equity securities.....        --        --          --          --       (47.4)          --        --       (47.4)
   Foreign currency translation
     adjustments......................        --        --          --          --       (23.9)          --        --       (23.9)
                                                                                                                         --------
 Total other comprehensive loss.......                                                                                      (71.3)
                                                                                                                         --------
Total comprehensive income............                                                                                      453.0
Cash dividends --
 Common stock ($.60 per share)........        --        --          --      (265.8)         --           --        --      (265.8)
Stockholders' notes issued............        --        --          --          --          --        (18.0)       --       (18.0)
Stockholders' notes repaid............        --        --          --          --          --          6.6        --         6.6
Stock award transactions (including
 3.6 million common shares)...........        --       3.4        88.3          --          --           .3       2.6        94.6
Tax benefit of stock-based awards.....        --        --        25.6          --          --           --        --        25.6
ESOP loan repayment...................        --        --          --          --          --          7.5        --         7.5
Other.................................        --        --         3.3          --          --           --        --         3.3
                                         -------    ------    --------    --------      ------       ------   -------    --------
BALANCE, DECEMBER 31, 2000............   $    --    $447.9    $2,473.9    $3,065.7      $ 28.2       $(81.2)  $ (42.5)   $5,892.0
                                         =======    ======    ========    ========      ======       ======   =======    ========

                            See accompanying notes.
                                     99(b)-23

                          THE WILLIAMS COMPANIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Operating Activities:
  Income from continuing operations.........................  $   965.4   $   354.9   $   249.1
  Adjustments to reconcile to cash provided from operations:
     Depreciation, depletion and amortization...............      646.8       605.5       562.5
     Provision for deferred income taxes....................      440.5       486.0        54.9
     Provision for loss on property and other assets........       57.3        21.5       103.6
     Gain on dispositions of assets.........................      (14.7)      (34.1)       (4.4)
     Minority interest in income and preferred returns of
      consolidated subsidiaries.............................       51.4        35.8         6.3
     Tax benefit of stock-based awards......................       25.6        76.1        39.3
     Cash provided (used) by changes in assets and
      liabilities:
       Receivables..........................................   (1,558.2)     (632.8)       91.3
       Inventories..........................................     (293.7)     (102.9)      (42.5)
       Deposits and other current assets....................     (700.4)     (118.6)        5.2
       Accounts payable.....................................    1,279.1       898.3      (222.8)
       Accrued liabilities..................................      298.7      (135.7)       57.1
     Changes in current energy trading assets and
      liabilities...........................................     (218.8)         .8       (66.2)
     Changes in non-current energy trading assets and
      liabilities...........................................     (485.2)      (59.1)      (44.6)
     Changes in non-current deferred income.................       68.2       121.3       111.5
     Other, including changes in non-current assets and
      liabilities...........................................       31.8        16.5       (76.1)
                                                              ---------   ---------   ---------
          Net cash provided by operating activities.........      593.8     1,533.5       824.2
                                                              ---------   ---------   ---------
Financing Activities:
  Proceeds from notes payable...............................    2,190.4       939.6       806.9
  Payments of notes payable.................................     (723.9)     (729.8)     (946.0)
  Proceeds from long-term debt..............................      984.6     1,696.4     3,596.9
  Payments of long-term debt................................     (749.5)   (1,014.0)   (1,650.0)
  Proceeds from issuance of common stock....................       75.2        65.2        38.9
  Dividends paid............................................     (265.8)     (263.7)     (261.4)
  Proceeds from issuance of preferred interests of
     consolidated subsidiaries..............................      546.8          --       335.1
  Proceeds from issuance of Williams obligated mandatorily
     preferred securities of Trust holding only Williams
     indentures.............................................         --       175.0          --
  Other -- net..............................................      (45.8)       11.3       (24.7)
                                                              ---------   ---------   ---------
          Net cash provided by financing activities.........    2,012.0       880.0     1,895.7
                                                              ---------   ---------   ---------
Investing Activities:
  Property, plant and equipment:
     Capital expenditures...................................   (1,513.2)   (1,794.9)   (1,319.8)
     Proceeds from dispositions.............................       38.5        27.4        41.6
  Acquisitions of businesses (primarily property, plant and
     equipment), net of cash acquired.......................     (726.4)     (162.9)       (5.9)
  Purchases of investments/advances to affiliates...........     (183.2)     (347.2)     (265.7)
  Proceeds from sales of investments and other assets.......       47.2       307.4         1.6
  Other -- net..............................................        (.2)       11.1        14.7
                                                              ---------   ---------   ---------
          Net cash used by investing activities.............   (2,337.3)   (1,959.1)   (1,533.5)
                                                              ---------   ---------   ---------
Discontinued Operations:
  Net cash used by operating activities.....................      (45.7)      (49.5)     (143.7)
  Net cash provided (used) by financing activities..........    1,774.7     3,496.9       (87.2)
  Net cash used by investing activities.....................   (1,868.4)   (3,316.9)     (571.7)
                                                              ---------   ---------   ---------
          Net cash provided (used) by discontinued
            operations......................................     (139.4)      130.5      (802.6)
                                                              ---------   ---------   ---------
Increase in cash and cash equivalents.......................      129.1       584.9       383.8
Cash and cash equivalents at beginning of year..............    1,081.6       496.7       112.9
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year*...................  $ 1,210.7   $ 1,081.6   $   496.7
                                                              =========   =========   =========

---------------

* Includes cash and cash equivalents of discontinued operations of $213.9 million, $483.9 million and $41.6 million for 2000, 1999 and 1998, respectively.

                            See accompanying notes.

                                     99(b)-24

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of business

     Operations of The Williams Companies, Inc. (Williams) are located principally in the United States and are organized into two industry groups: Gas Pipeline and Energy Services.

     Gas Pipeline is comprised of five interstate natural gas pipelines located throughout the majority of the United States as well as investments in North American natural gas pipeline-related companies. The five Gas Pipeline operating segments have been aggregated for reporting purposes and include Williams Gas Pipelines Central, Kern River Gas Transmission, Northwest Pipeline, Texas Gas Transmission and Transcontinental Gas Pipe Line.

     Energy Services includes four operating segments: Energy Marketing & Trading, Exploration & Production, Midstream Gas & Liquids and Petroleum Services. Energy Marketing & Trading offers price-risk management services and buys, sells and arranges for transportation/transmission of energy commodities -- including natural gas and gas liquids, crude oil and refined products, and electricity -- to local distribution companies and large industrial and commercial customers in North America. Exploration & Production includes hydrocarbon exploration, production and marketing activities primarily in the Rocky Mountain and Gulf Coast regions. Midstream Gas & Liquids is comprised of natural gas gathering and processing facilities in the Rocky Mountain, midwest and Gulf Coast regions, natural gas liquids pipelines in the Rocky Mountain, southwest, midwest and Gulf Coast regions and an anhydrous ammonia pipeline in the midwest. During 2000, Midstream Gas & Liquids acquired interests in several natural gas liquids extraction and fractionation plants, natural gas liquids pipeline and storage facilities, and a natural gas processing plant which are all located in Canada. Petroleum Services includes petroleum refining and marketing in Alaska and the southeast, a petroleum products pipeline and ethanol production and marketing operations in the midwest region.

  Basis of presentation

     In March 2001, Williams' board of directors approved a tax-free spinoff of Williams' communications business, Williams Communications Group, Inc. (WCG), to Williams' shareholders. WCG has been accounted for as discontinued operations, and accordingly, the accompanying consolidated financial statements and notes have been restated to reflect the results of operations, net assets and cash flows of WCG as discontinued operations. Unless indicated otherwise, the information in the Notes to Consolidated Financial Statements relates to the continuing operations of Williams (see Note 3).

     Effective February 2001, management of certain operations previously conducted by Energy Marketing & Trading was transferred to Petroleum Services. These operations included the procurement of crude oil and marketing of refined products produced from the Memphis refinery, for which prior year segment information has been restated to reflect the transfer. Additionally, the refined product sales activities surrounding certain terminals located throughout the United States were transferred. This sales activity was previously included in the trading portfolio of Energy Marketing & Trading and was therefore reported net of related cost of sales. Following the transfer, these sales will be reported on a "gross" basis.

     The Consolidated Statement of Income presentation relating primarily to the natural gas liquids marketing activities of former MAPCO Inc. (MAPCO) operations (see Note 2), reported within Energy Marketing & Trading, was changed effective April 1, 1998 and on a prospective basis, these revenues were reflected net of the related costs to purchase such items. Activity prior to this date is reflected on a "gross" basis in Energy Marketing & Trading's segment results and in the Consolidated Statement of Income. Concurrent with completing the combination of such activities with the energy risk trading operations of Energy Marketing & Trading, the related contract rights and obligations of certain of these operations were recorded in the Consolidated Balance Sheet at fair value consistent with Energy Marketing & Trading's accounting policy.

     Certain prior year amounts have been reclassified to conform to current year classifications.

                                     99(b)-25

                          THE WILLIAMS COMPANIES, INC.

  Principles of consolidation

     The consolidated financial statements include the accounts of Williams and its majority-owned subsidiaries. Companies in which Williams and its subsidiaries own 20 percent to 50 percent of the voting common stock, or otherwise exercise significant influence over operating and financial policies of the company, are accounted for under the equity method.

  Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and cash equivalents

     Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

  Inventory valuation

     Inventories are stated at cost, which is not in excess of market, except for certain assets held for energy trading activities by Energy Marketing & Trading, which are primarily stated at fair value. The cost of inventories is primarily determined using the average-cost method or market, if lower, except for certain natural gas inventories held by Transcontinental Gas Pipe Line and general merchandise inventories held by Petroleum Services, which are determined using the last-in, first-out (LIFO) cost method.

  Property, plant and equipment

     Property, plant and equipment is recorded at cost. Depreciation is provided primarily on the straight-line method over estimated useful lives. Gains or losses from the ordinary sale or retirement of property, plant and equipment for regulated pipelines are credited or charged to accumulated depreciation; other gains or losses are recorded in net income.

  Goodwill and other intangible assets

     Goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is amortized on a straight-line basis over periods from 20 to 25 years. Other intangible assets are amortized on a straight-line basis over periods from three to 20 years.

  Treasury stock

     Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to capital in excess of par value using the average-cost method.

  Gas Pipeline revenues

     Revenues for sales of products are recognized in the period of delivery and revenues from the transportation of gas are recognized in the period the service is provided. Gas Pipeline is subject to Federal Energy Regulatory Commission
(FERC) regulations and, accordingly, certain revenues collected may be subject to possible refunds upon final orders in pending rate cases. Gas Pipeline records rate refund liabilities

                                     99(b)-26

                          THE WILLIAMS COMPANIES, INC.

considering Gas Pipeline and other third party regulatory proceedings, advice of counsel and estimated total exposure, as discounted and risk weighted, as well as collection and other risks.

  Energy Services revenues

     Revenues generally are recorded when services have been performed or products have been delivered. A portion of Petroleum Services is subject to FERC regulations and, accordingly, the method of recording these revenues is consistent with Gas Pipeline's method discussed above. Energy Marketing & Trading's activities are primarily accounted for at fair value as described in Energy trading activities below.

  Energy trading activities

     Energy Marketing & Trading has trading operations that enter into energy contracts to provide price-risk management services to its third-party customers. Energy contracts include forward contracts, futures contracts, option contracts, swap agreements, commodity inventories and short- and long-term purchase and sale commitments which involve physical delivery of an energy commodity and energy-related contracts, including transportation, storage and power tolling contracts, utilized for trading activities. These energy contracts are valued at fair value and, with the exception of certain commodity inventories, are recorded in current and non-current energy trading assets and energy trading liabilities in the Consolidated Balance Sheet. The net change in fair value representing unrealized gains and losses is recognized in income currently and is recorded as revenues in the Consolidated Statement of Income. Fair value, which is subject to change in the near term, reflects management's estimates using valuation techniques that reflect the best information available under the circumstances. This information includes various factors such as quoted market prices, estimates of market prices in the absence of quoted market prices, contractual volumes, estimated volumes under option and other arrangements that result in varying volumes, other contract terms, liquidity of the market in which the contract is transacted, credit considerations, time value and volatility factors underlying the positions. These values reflect the appropriate adjustments for uncertainty regarding the company's ability to liquidate the position considering market factors applicable at the date of such valuation. Judgement is required in interpreting market factors, and the use of alternative market assumptions or valuation methodologies may affect management's estimate of fair value. Energy Marketing & Trading reports its trading operations' physical sales transactions net of the related purchase costs, consistent with fair value accounting for such trading activities.

  Energy hedging activities

     Williams also enters into energy derivative financial instruments and derivative commodity instruments (primarily futures contracts, option contracts and swap agreements) to hedge against market price fluctuations of certain commodity inventories and sales and purchase commitments. Unrealized and realized gains and losses on these hedge contracts are deferred and recognized in income in the same manner as the hedged item. These contracts are initially and regularly evaluated to determine that there is a high correlation between changes in the fair value of the hedge contract and fair value of the hedged item. In instances where the anticipated correlation of price movements does not occur, hedge accounting is terminated and future changes in the value of the instruments are recognized as gains or losses. If the hedged item of the underlying transaction is sold or settled, the instrument is recognized into income.

  Major maintenance costs

     Williams incurs planned major maintenance costs at a refinery and an ethylene production facility and accounts for these costs by accruing in advance of the period in which costs are actually incurred. For the refining facility, such repairs are completed over a defined cycle of five to six years, with modular components completed each year. For the ethylene facility, major maintenance repairs are scheduled to occur approxi-

                                     99(b)-27

                          THE WILLIAMS COMPANIES, INC.

mately every four years. At December 31, 2000 the total expected cost of the major maintenance projects was approximately $58 million for the refinery and approximately $6 million for the ethylene production facility. The balance of costs to be accrued ranges from $.3 million to approximately $52 million over the 2001-2005 period.

     Accruals are initiated upon completion of the most recent major maintenance project. These projects are completed over periods of several days to several weeks, with annual accruals in advance of costs actually being incurred expected to range from $7.2 to $12.7 million for the refinery and $1.4 million for the ethylene production facility over the 2001-2005 period.

  Impairment of long-lived assets

     Williams evaluates the long-lived assets, including related intangibles, of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgement, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value.

     For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

  Interest-rate derivatives

     Williams enters into interest-rate swap agreements to modify the interest characteristics of its long-term debt. These agreements are designated with all or a portion of the principal balance and term of specific debt obligations. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates without an exchange of the notional amount upon which the payments are based. The difference to be paid or received is accrued and recognized as an adjustment of interest accrued. Gains and losses from terminations of interest-rate swap agreements are deferred and amortized as an adjustment of the interest expense on the outstanding debt over the remaining original term of the terminated swap agreement. In the event the designated debt is extinguished, gains and losses from terminations of interest-rate swap agreements are recognized in income.

     Kern River Gas Transmission specifically has interest-rate swap agreements that are not designated with long-term debt that are recorded in other liabilities at market value. Changes in market value are recorded as adjustments to a regulatory asset which is expected to be recovered in transportation rates.

  Capitalization of interest

     Williams capitalizes interest on major projects during construction. Interest is capitalized on borrowed funds and, where regulation by the FERC exists, on internally generated funds. The rates used by regulated companies are calculated in accordance with FERC rules. Rates used by unregulated companies are based on the average interest rate on related debt. Interest capitalized on internally generated funds, as permitted by FERC rules, is included in non-operating other income (expense) -- net.

                                     99(b)-28

                          THE WILLIAMS COMPANIES, INC.

  Employee stock-based awards

     Employee stock-based awards are accounted for under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Fixed-plan common stock options generally do not result in compensation expense because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

  Income taxes

     Williams includes the operations of its subsidiaries in its consolidated tax return. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Williams' assets and liabilities.

  Earnings per share

     Basic earnings per share are based on the sum of the average number of common shares outstanding and issuable restricted and deferred shares. Diluted earnings per share include any dilutive effect of stock options and, for applicable periods presented, convertible preferred stock.

  Foreign currency translation

     The functional currency of Williams is the U.S. dollar. The functional currency of certain of Williams' continuing foreign operations is the local currency for the applicable foreign subsidiary and equity method investee. These foreign currencies include the Canadian dollar, Brazilian real and Lithuanian lita. Assets and liabilities of certain foreign subsidiaries and equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and Williams' share of the results of operations of its equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting cumulative translation adjustment is recorded as a separate component of other comprehensive income.

     Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transactions gains and losses which are reflected in the Consolidated Statement of Income.

  Issuance of subsidiary common stock

     Sales of stock by a subsidiary are accounted for as capital transactions. No gain or loss is recognized on these transactions.

  Recent accounting standards

     The FASB issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides guidance for determining whether a transfer of financial assets should be accounted for as a sale or a secured borrowing, and whether a liability has been extinguished. The Statement is effective for recognition and reclassification of collateral and for disclosures which relate to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Statement will become effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The initial application of SFAS No. 140 will not have a material impact to Williams' results of operations and financial position.

     The FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." This interpretation modified the practice of accounting for certain stock award agreements

                                     99(b)-29

                          THE WILLIAMS COMPANIES, INC.

and was generally effective beginning July 1, 2000. The initial impact of this interpretation on Williams' results of operations and financial position was not material.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This was followed in June 2000 by the issuance of SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133. SFAS No. 133 and 138 establish accounting and reporting standards for derivative financial instruments. The standards require that all derivative financial instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings if the derivative is not a hedge. If a derivative is a hedge, changes in the fair value of the derivative will either be recognized in earnings along with the change in the fair value of the hedged asset, liability or firm commitment also recognized in earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. For a derivative recognized in other comprehensive income, the ineffective portion of the derivative's change in fair value will be recognized immediately in earnings. Williams adopted these standards effective January 1, 2001. The January 1, 2001, cumulative effect of the accounting change associated with the initial adoption of SFAS No. 133 is not material to the results of continuing operations, but the initial application will result in a reduction of first-quarter 2001 other comprehensive income of approximately $94 million (net of income tax benefits of $58 million).

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." Among other things, SAB No. 101 clarifies certain conditions regarding the culmination of an earnings process and customer acceptance requirements in order to recognize revenue. The initial impact of SAB No. 101 on Williams' results of continued operations and financial position was not material.

NOTE 2. ACQUISITION

     On March 28, 1998, Williams completed the acquisition of MAPCO by exchanging 1.665 shares of Williams common stock for each outstanding share of MAPCO common stock. In addition, outstanding MAPCO employee stock options were converted into 5.7 million shares of Williams common stock. Upon completion,
98.8 million shares of Williams common stock valued at $3.1 billion, based on the closing price of Williams common stock on March 27, 1998, were issued. Also in connection with the merger, 8.4 million shares of MAPCO $1 par value common stock previously held in treasury were retired. These shares had a carrying value of $253.8 million. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

     In connection with the merger, Williams recognized approximately $80 million in merger-related costs in 1998, comprised primarily of outside professional fees and early retirement and severance costs. Approximately $51 million of these merger-related costs are included in other (income) expense -- net as a component of operating income within Energy Services for 1998, and approximately $29 million, unrelated to segments, is included in general corporate expenses. In addition, during 1997, payments of $32.6 million were made for non-compete agreements. These costs were amortized over one to three years from the merger completion date and are included within Energy Services operating income.

NOTE 3. DISCONTINUED OPERATIONS

  Williams Communications Group, Inc.

     On March 30, 2001, the board of directors of Williams approved a tax-free spinoff of WCG to Williams' shareholders. On April 23, 2001, Williams distributed 398.5 million shares, or approximately 95 percent of the WCG common stock held by Williams, to holders of record of Williams common stock. Williams, with respect to shares of WCG's common stock that Williams will retain, has committed to the Internal Revenue

                                     99(b)-30

                          THE WILLIAMS COMPANIES, INC.

Service (IRS) to dispose of all of the WCG common stock that it retains as soon as market conditions allow, but in any event not longer than five years after the spinoff. As part of a separation agreement and subject to a favorable ruling by the IRS that such a limitation is not inconsistent with any ruling issued to Williams regarding the tax-free treatment of the spinoff, Williams has agreed not to dispose of the retained WCG shares for a period of three years from the date of distribution and must notify WCG of an intent to dispose of such shares. The historical cost of WCG shares retained by Williams at March 31, 2001, is approximately $93 million.

     Williams has received a private letter ruling from the IRS stating that the distribution of WCG common stock would be tax-free to Williams and its stockholders. Although private letter rulings are generally binding on the IRS, Williams will not be able to rely on this ruling if any of the factual representations or assumptions that were made to obtain the ruling are, or become, incorrect or untrue in any material respect. However, Williams is not aware of any facts or circumstances that would cause any of the representations or assumptions to be incorrect or untrue in any material respect. The distribution could also become taxable to Williams, but not Williams shareholders, under the Internal Revenue Code (IRC) in the event that Williams' or WCG's business combinations were deemed to be part of a plan contemplated at the time of distribution and would constitute a total cumulative change of more than 50 percent of the equity interest in either company.

     Under the terms of an amended tax sharing agreement between WCG and Williams, WCG will remain liable to Williams for federal and state income tax audit adjustments relating to the period from October 1, 1999, through the date of the spinoff, but will not be responsible for any interest accruing through 2005 on such tax deficiencies. With regard to the tax-free status of the spinoff, Williams will have the overall risk that the transaction is tax free, but WCG will have liability to Williams if WCG causes the spinoff to be taxable. Additionally, WCG and Williams have each agreed to be separately responsible for any tax resulting from actions taken by its respective company that violate the IRC requirement relating to a more than 50 percent change in equity interest in either company discussed above and to mutually monitor activities of both companies with respect to this requirement.

     As part of the separation of Williams and WCG, both companies have entered into service agreements to support ongoing operations of WCG relating primarily to certain human resources services, buildings and facilities, administrative and strategic sourcing services and information technology. Most all of these service agreements are for a transition period through the end of 2001, however, certain of the agreements are longer in term. As these service agreements expire, the fees and reimbursements that are to be paid by WCG will also cease.

     Williams, prior to the spinoff and in an effort to strengthen WCG's capital structure, entered into an agreement under which Williams contributed an outstanding promissory note from WCG of approximately $975 million and certain other assets, including a building under construction. In return, Williams received 24.3 million newly issued common shares of WCG. Williams is also providing indirect credit support through a commitment to issue Williams' equity in the event of a WCG default, or to the extent proceeds from WCG's refinancing or remarketing of certain structured notes issued by WCG in March 2001 are less than $1.4 billion. It is anticipated that the ability of WCG to pay the notes is dependent on its ability to raise additional capital and its subsidiaries' ability to dividend cash to WCG. WCG, however, is obligated to reimburse Williams for any payment Williams is required to make in connection with these notes. Additionally, receivables include amounts due from WCG of approximately $68.5 million and $42.8 million at December 31, 2000 and 1999, respectively. Williams has extended the payment term of up to $100 million of the outstanding balance due March 31, 2001 to March 15, 2002. Williams is also considering the purchase from WCG of the building currently under construction, and would enter into a long-term lease arrangement with WCG being the sole occupant of the building.

                                     99(b)-31

                          THE WILLIAMS COMPANIES, INC.

  Other

     Williams' 1998 loss from discontinued operations related to a business sold in 1996 and included cost accruals for contractual obligations related to financial performance of the assets of the business and an income tax adjustment to the loss on the assets sold.

     Summarized results of discontinued operations for the years ended December 31, 2000, 1999 and 1998, are as follows:

                                                           2000       1999       1998
                                                         --------   --------   --------
                                                                   (MILLIONS)
WCG:
  Revenues.............................................  $  818.8   $  575.6   $  356.8
  Loss from operations:
     Loss before income taxes..........................    (252.4)    (272.0)    (155.1)
     Estimated before tax loss on disposal of WCG's
       Solutions segment...............................    (323.9)        --         --
     Benefit for income taxes..........................     156.8       73.3       47.4
     Cumulative effect of change in accounting
       principle.......................................     (21.6)        --         --
                                                         --------   --------   --------
     Loss from operations..............................    (441.1)    (198.7)    (107.7)
                                                         --------   --------   --------
Other:
  Loss from operations:
     Loss before income taxes..........................        --         --      (21.7)
     Benefit for income taxes..........................        --         --        7.4
                                                         --------   --------   --------
     Loss from operations..............................        --         --      (14.3)
                                                         --------   --------   --------
          Total loss from discontinued operations......  $ (441.1)  $ (198.7)  $ (122.0)
                                                         ========   ========   ========

     On January 25, 2001, WCG's board of directors approved a plan for WCG's management to divest operations that previously comprised the Solutions segment. On January 29, 2001, WCG signed an agreement to sell the domestic and Mexican operations of Solutions to Platinum Equity, LLC. This sale closed in first quarter 2001. WCG plans to divest its remaining Canadian Solutions operations in 2001. The estimated before tax loss on disposal of WCG's Solutions segment represents the before tax estimated loss on sale, including exit costs and the before tax estimated operating losses of Solutions from January 1, 2001 to the anticipated disposal date.

     Prior to January 1, 2000, Williams' revenue recognition policy on WCG Solutions' new system sales and upgrades had been to recognize revenues under the percentage-of-completion method. A portion of the revenues on the contracts was initially recognized upon delivery of equipment with the remaining revenues under the contract being recognized over the installation period based on the relationship of incurred labor to total estimated labor. In light of the new guidance in SAB No. 101, effective January 1, 2000, Williams changed its method of accounting for new systems sales and upgrades from the percentage-of-completion method to the completed-contract method. The cumulative effect of the accounting change resulted in a charge to the 2000 loss on discontinued operations of $21.6 million (net of income tax benefits of $14.9 million and minority interest of $21 million).

     In October 1999, WCG completed an initial public offering of approximately 34 million shares of its common stock at $23 per share for proceeds of approximately $738 million. In addition, approximately 34 million shares of common stock were privately sold in concurrent investments by SBC Communications Inc., Intel Corporation, and Telefonos de Mexico S.A. de C.V. for proceeds of $738.5 million. These transactions resulted in a reduction of Williams' ownership interest in WCG from 100 percent to 85.3 percent.

                                     99(b)-32

                          THE WILLIAMS COMPANIES, INC.

In accordance with Williams' policy regarding the issuance of subsidiary's common stock, Williams recognized a $1.17 billion increase to Williams' capital in excess of par, a $3.4 million decrease to accumulated other comprehensive income, and an initial increase of $307 million to Williams' minority interest liability. The issuances of stock by WCG were not subject to federal income taxes.

     Net assets of discontinued operations as of December 31, 2000 and 1999, are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                  (MILLIONS)
Current assets..............................................  $1,206.4   $2,872.6
Investments.................................................     619.9      786.0
Property, plant and equipment...............................   5,228.5    2,056.0
Other assets and goodwill...................................     444.0      353.7
                                                              --------   --------
     Total assets...........................................   7,498.8    6,068.3
                                                              --------   --------
Current liabilities.........................................     968.8      684.5
Long-term debt..............................................   3,511.9    1,989.8
Other liabilities and deferred income.......................     453.9      212.7
Minority and preferred interest in consolidated
  subsidiaries..............................................     285.8       78.7
                                                              --------   --------
     Total liabilities and minority interest................   5,220.4    2,965.7
                                                              --------   --------
                                                               2,278.4    3,102.6
                                                              --------   --------
Consolidated tax impact of discontinued operations..........     190.5       18.5
Consolidated minority interest in WCG.......................    (178.7)    (310.7)
                                                              --------   --------
Net assets of discontinued operations.......................  $2,290.2   $2,810.4
                                                              ========   ========

NOTE 4. INVESTING ACTIVITIES

     Investments at December 31, 2000 and 1999, are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                  (MILLIONS)
Equity method:
  Alliance Aux Sable -- 14.6%...............................  $   57.6   $   27.2
  Alliance Pipeline -- 14.6%................................     183.6      135.4
  AB Mazeikiu Nafta -- 33%..................................      61.2       73.7
  Longhorn Partners Pipeline, L.P. -- 32.1%.................     105.3       98.4
  Discovery Pipeline -- 50%.................................      87.6       92.6
  Other.....................................................     259.3      230.7
                                                              --------   --------
                                                                 754.6      658.0
Cost method:
  Algar Telecom S.A. -- common and preferred stock..........      52.8       52.8
  Other.....................................................     157.5      111.7
                                                              --------   --------
                                                                 210.3      164.5
Ferrellgas Partners L.P. senior common units................     193.9      175.7
Advances to affiliates and other............................     209.8      181.1
                                                              --------   --------
                                                              $1,368.6   $1,179.3
                                                              ========   ========

     Certain investments accounted for under the equity basis are publicly traded. At December 31, 2000, these investments had a carrying value of $76.1 million and a quoted market value of $178.4 million.

                                     99(b)-33

                          THE WILLIAMS COMPANIES, INC.

     Earnings and losses related to equity investments are included in revenues. Dividends and distributions received from companies carried on the equity basis were $21 million, $14 million and $16 million in 2000, 1999 and 1998, respectively.

     The Ferrellgas Partners L.P. senior common units are non-voting and mature in 2002 and bear a fixed yield of 10 percent. The carrying amount of this investment is reported at fair value, which approximates cost at December 31, 2000 and 1999.

     Investing income for 2000, 1999 and 1998 is comprised primarily of interest income.

NOTE 5. ASSET SALES, IMPAIRMENTS AND OTHER ACCRUALS

     Included in other (income) expense -- net within segment costs and expenses and Energy Marketing & Trading's segment profit for 2000 are guarantee loss accruals and impairments of $47.5 million. The charges result from the decision to discontinue mezzanine lending services, and the accruals represent the estimated liability associated with guarantees of third-party lending activities.

     Included in other (income) expense -- net within segment costs and expenses and Energy Marketing & Trading's segment profit for 1999 is a $22.3 million gain related to the sale of certain of its retail gas and electric operations.

NOTE 6. PROVISION FOR INCOME TAXES

     The provision (benefit) for income taxes from continuing operations includes:

                                                             2000     1999      1998
                                                            ------   -------   ------
                                                                   (MILLIONS)
Current:
  Federal.................................................  $160.4   $(286.7)  $ 86.1
  State...................................................    24.7      28.1     11.2
  Foreign.................................................     4.3       3.4      2.4
                                                            ------   -------   ------
                                                             189.4    (255.2)    99.7
Deferred:
  Federal.................................................   379.4     465.5     44.1
  State...................................................    63.8      21.1     10.8
  Foreign.................................................    (2.7)      (.6)      --
                                                            ------   -------   ------
                                                             440.5     486.0     54.9
                                                            ------   -------   ------
          Total provision.................................  $629.9   $ 230.8   $154.6
                                                            ======   =======   ======

     Reconciliations from the provision for income taxes from continuing operations at the federal statutory rate to the provision for income taxes are as follows:

                                                              2000     1999     1998
                                                             ------   ------   ------
                                                                    (MILLIONS)
Provision at statutory rate................................  $558.4   $205.0   $141.6
Increases (reductions) in taxes resulting from:
  State income taxes (net of federal benefit)..............    57.5     32.0     14.2
  Other -- net.............................................    14.0     (6.2)    (1.2)
                                                             ------   ------   ------
Provision for income taxes.................................  $629.9   $230.8   $154.6
                                                             ======   ======   ======

                                     99(b)-34

                          THE WILLIAMS COMPANIES, INC.

     Significant components of deferred tax liabilities and assets as of December 31, 2000 and 1999, are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                  (MILLIONS)
Deferred tax liabilities:
  Property, plant and equipment.............................  $2,283.6   $2,176.9
  Investments...............................................     525.3      512.8
  Energy trading............................................     368.3       (9.9)
  Other.....................................................     196.6      206.3
                                                              --------   --------
          Total deferred tax liabilities....................   3,373.8    2,886.1
                                                              --------   --------
Deferred tax assets:
  Rate refunds..............................................      19.4       83.9
  Accrued liabilities.......................................     230.5      173.0
  Minimum tax credits.......................................     241.7      213.6
  Other.....................................................      83.2      117.3
                                                              --------   --------
          Total deferred tax assets.........................     574.8      587.8
                                                              --------   --------
Net deferred tax liabilities................................  $2,799.0   $2,298.3
                                                              ========   ========

     Cash payments for income taxes (net of refunds) were $112 million in 2000. In 1999, cash refunds exceeded cash payments resulting in a net refund of $387 million. Federal tax refunds received in 1999 are reflected as current tax benefits with offsetting deferred tax provisions attributable to temporary differences between the book and tax basis of certain assets. Cash payments for income taxes (net of refunds) were $29 million in 1998.

NOTE 7. EXTRAORDINARY GAIN (LOSS)

     On December 17, 1999, Williams sold its retail propane business, Thermogas L.L.C. (Thermogas), previously a subsidiary of MAPCO, to Ferrellgas Partners L.P. (Ferrellgas) for $443.7 million, including $175 million in senior common units of Ferrellgas. The sale resulted from an unsolicited offer from Ferrellgas and yielded an after-tax gain of $65.2 million (net of a $47.9 million provision for income taxes), which is reported as an extraordinary gain. The results of operations from this business are not significant to consolidated net income for any periods presented. Thermogas operations for 1999 and 1998 are reported within the Energy Marketing & Trading segment.

     During 1998, Williams paid $54.4 million to redeem higher interest rate debt resulting in a $4.8 million net loss (net of a $2.6 million benefit for income taxes).

                                     99(b)-35

                          THE WILLIAMS COMPANIES, INC.

NOTE 8. EARNINGS PER SHARE

     Basic and diluted earnings per common share are computed for the years ended December 31, 2000, 1999 and 1998, as follows:

                                                             2000         1999         1998
                                                          ----------   ----------   ----------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER-
                                                          SHARE AMOUNTS; SHARES IN THOUSANDS)
Income from continuing operations.......................   $ 965.4      $ 354.9      $ 249.1
Preferred stock dividends...............................        --         (2.8)        (7.1)
                                                           -------      -------      -------
Income from continuing operations available to common
  stockholders for basic earnings per share.............     965.4        352.1        242.0
Effect of dilutive securities:
  Convertible preferred stock dividends.................        --          2.8           --
                                                           -------      -------      -------
Income from continuing operations available to common
  stockholders for diluted earnings per share...........   $ 965.4      $ 354.9      $ 242.0
                                                           =======      =======      =======
Basic weighted-average shares...........................   444,416      436,117      425,681
Effect of dilutive securities:
  Convertible preferred stock...........................        --        5,403           --
  Stock options.........................................     4,904        5,395        6,135
                                                           -------      -------      -------
Diluted weighted-average shares.........................   449,320      446,915      431,816
                                                           =======      =======      =======
Earnings per share from continuing operations:
  Basic.................................................   $  2.17      $   .81      $   .57
                                                           =======      =======      =======
  Diluted...............................................   $  2.15      $   .79      $   .56
                                                           =======      =======      =======

     Approximately 7.2 million, 6.2 million and 5 million options to purchase shares of common stock with weighted-average exercise prices of $43.11, $38.56 and $32.20, respectively, were outstanding on December 31, 2000, 1999 and 1998, respectively, but have been excluded from the computation of diluted earnings per share. Inclusion of these shares would have been antidilutive, as the exercise prices of the options exceeded the average market prices of the common shares for the respective years.

     Additionally for 1998, approximately 9.6 million shares related to the assumed conversion of the $3.50 convertible preferred stock, have been excluded from the computation of diluted earnings per share. Inclusion of these shares would be antidilutive.

                                     99(b)-36

                          THE WILLIAMS COMPANIES, INC.

NOTE 9. EMPLOYEE BENEFIT PLANS

     The following table presents the changes in benefit obligations and plan assets for pension benefits and other postretirement benefits for the years indicated. It also presents a reconciliation of the funded status of these benefits to the amount recognized in the Consolidated Balance Sheet at December 31 of each year indicated.

                                                                            OTHER
                                                                       POSTRETIREMENT
                                                 PENSION BENEFITS         BENEFITS
                                                -------------------   -----------------
                                                  2000       1999      2000      1999
                                                --------   --------   -------   -------
                                                              (MILLIONS)
Change in benefit obligation:
  Benefit obligation at beginning of year.....  $  791.5   $  972.1   $ 443.3   $ 443.2
  Service cost................................      34.1       36.0       7.5       8.5
  Interest cost...............................      69.6       65.1      33.1      29.9
  Plan participants' contributions............        --         --       2.0       1.8
  Amendments..................................       4.7       19.3        --        --
  Acquisition (divestitures)..................        --        4.3        --       (.7)
  Settlement/curtailment gain.................        --       (7.6)       --        --
  Special termination benefit cost............      11.6        2.2       1.4        --
  Actuarial (gain) loss.......................     111.4     (198.4)       .5     (19.4)
  Benefits paid...............................     (85.1)    (101.5)    (21.0)    (20.0)
                                                --------   --------   -------   -------
  Benefit obligation at end of year...........     937.8      791.5     466.8     443.3
                                                --------   --------   -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of
     year.....................................   1,079.9      976.5     252.5     209.7
  Actual return on plan assets................     (29.1)     175.5      (6.5)     33.2
  Acquisition.................................        --        4.9        --        --
  Employer contributions......................      15.8       24.5      27.2      27.8
  Plan participants' contributions............        --         --       2.0       1.8
  Benefits paid...............................     (61.7)     (96.5)    (21.0)    (20.0)
  Settlement benefits paid....................     (23.4)      (5.0)       --        --
                                                --------   --------   -------   -------
  Fair value of plan assets at end of year....     981.5    1,079.9     254.2     252.5
                                                --------   --------   -------   -------
Funded status.................................      43.7      288.4    (212.6)   (190.8)
Unrecognized net actuarial (gain) loss........      22.2     (214.4)     (8.1)    (33.2)
Unrecognized prior service credit.............     (13.5)     (20.4)     (1.2)     (1.0)
Unrecognized transition (asset) obligation....       (.2)      (1.0)     48.9      53.0
                                                --------   --------   -------   -------
Prepaid (accrued) benefit cost................  $   52.2   $   52.6   $(173.0)  $(172.0)
                                                ========   ========   =======   =======
Prepaid benefit cost..........................  $   79.7   $   76.5   $   5.9   $   3.8
Accrued benefit cost..........................     (27.5)     (23.9)   (178.9)   (175.8)
                                                --------   --------   -------   -------
Prepaid (accrued) benefit cost................  $   52.2   $   52.6   $(173.0)  $(172.0)
                                                ========   ========   =======   =======

                                     99(b)-37

                          THE WILLIAMS COMPANIES, INC.

     Net pension and other postretirement benefit expense consists of the following:

                                                                  PENSION BENEFITS
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                                     (MILLIONS)
Components of net periodic pension expense:
  Service cost..............................................  $ 34.1   $ 36.0   $ 34.2
  Interest cost.............................................    69.6     65.1     65.8
  Expected return on plan assets............................   (96.3)   (89.6)   (84.1)
  Amortization of transition asset..........................     (.8)     (.7)     (.7)
  Amortization of prior service credit......................    (2.1)    (2.4)    (3.9)
  Recognized net actuarial loss.............................      --      2.1      6.3
  Regulatory asset amortization.............................     4.4      7.2     12.2
  Settlement/curtailment gain...............................      --     (5.6)   (22.2)
  Special termination benefit cost..........................    11.6      2.2     35.1
                                                              ------   ------   ------
Net periodic pension expense................................  $ 20.5   $ 14.3   $ 42.7
                                                              ======   ======   ======

                                                              OTHER POSTRETIREMENT BENEFITS
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                        (MILLIONS)
Components of net periodic postretirement benefit expense:
  Service cost..............................................   $  7.5     $  8.5     $  8.7
  Interest cost.............................................     33.1       29.9       28.8
  Expected return on plan assets............................    (17.3)     (14.3)     (12.1)
  Amortization of transition obligation.....................      4.1        4.0        4.1
  Amortization of prior service cost........................       .2         .1         .1
  Recognized net actuarial loss (gain)......................      (.9)        .3         .2
  Regulatory asset amortization.............................      8.7        9.0        5.4
  Special termination benefit cost..........................      1.4         --        3.6
                                                               ------     ------     ------
Net periodic postretirement benefit expense.................   $ 36.8     $ 37.5     $ 38.8
                                                               ======     ======     ======

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $65.0 million, $50.4 million and $22.5 million, respectively, as of December 31, 2000.

     The following are the weighted-average assumptions utilized as of December 31 of the year indicated:

                                                                                   OTHER
                                                                              POSTRETIREMENT
                                                          PENSION BENEFITS       BENEFITS
                                                          -----------------   ---------------
                                                           2000      1999      2000     1999
                                                          -------   -------   ------   ------
Discount rate...........................................     7.5%        8%     7.5%       8%
Expected return on plan assets..........................      10        10       10       10
Expected return on plan assets (after tax)..............     N/A       N/A        6        6
Rate of compensation increase...........................       5         5      N/A      N/A

     The annual assumed rate of increase in the health care cost trend rate for 2001 is 10 percent and systematically decreasing to 5 percent by 2008.

     The various nonpension postretirement benefit plans which Williams sponsors provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for

                                     99(b)-38

                          THE WILLIAMS COMPANIES, INC.

these plans anticipates future cost-sharing changes to the written plans that are consistent with Williams' expressed intent to increase the retiree contribution rate generally in line with health care cost increases.

     The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                            1-PERCENTAGE-    1-PERCENTAGE-
                                                            POINT INCREASE   POINT DECREASE
                                                            --------------   --------------
                                                                      (MILLIONS)
Effect on total of service and interest cost components...      $ 6.0            $ (4.7)
Effect on postretirement benefit obligation...............       64.2             (50.6)

     The amount of postretirement benefit costs deferred as a regulatory asset at December 31, 2000 and 1999, is $84 million and $91 million, respectively, and is expected to be recovered through rates over approximately 14 years.

     Williams maintains various defined-contribution plans. Williams recognized costs related to continuing operations of $30 million in 2000, $29 million in 1999 and $26 million in 1998 for these plans.

NOTE 10. INVENTORIES

     Inventories at December 31, 2000 and 1999, are as follows:

                                                               2000     1999
                                                              ------   ------
                                                                (MILLIONS)
Raw materials:
  Crude oil.................................................  $ 70.0   $ 66.6
  Other.....................................................     1.6      2.1
                                                              ------   ------
                                                                71.6     68.7
                                                              ------   ------
Finished goods:
  Refined products..........................................   269.6    172.5
  Natural gas liquids.......................................   200.2     83.9
  General merchandise.......................................    12.5     36.6
                                                              ------   ------
                                                               482.3    293.0
                                                              ------   ------
Materials and supplies......................................   122.9    102.9
Natural gas in underground storage..........................   169.0     77.5
Other.......................................................     2.6      2.8
                                                              ------   ------
                                                              $848.4   $544.9
                                                              ======   ======

     As of December 31, 2000 and 1999, approximately 54 percent and 32 percent of inventories, respectively, were stated at fair value. Inventories, primarily related to energy trading activities, stated at fair value at December 31, 2000 and 1999, included refined products of $195.1 million and $102.9 million, respectively; natural gas in underground storage of $125.8 million and $35.9 million, respectively; and natural gas liquids of $124.4 million and $29.4 million, respectively. Inventories determined using the LIFO cost method were approximately 3 percent and 11 percent of inventories at December 31, 2000 and 1999, respectively. The remaining inventories were primarily determined using the average-cost method.

     If inventories valued on the LIFO cost method at December 31, 2000 and 1999, were valued at current replacement cost, the amounts would increase in both years by approximately $14 million.

                                     99(b)-39

                          THE WILLIAMS COMPANIES, INC.

NOTE 11. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 2000 and 1999, is as follows:

                                                                2000        1999
                                                              ---------   ---------
                                                                   (MILLIONS)
Cost:
  Gas Pipeline..............................................  $ 9,084.9   $ 8,468.7
  Energy Services:
     Energy Marketing & Trading.............................      299.8       235.1
     Exploration & Production...............................      526.3       485.2
     Midstream Gas & Liquids................................    5,145.5     4,102.1
     Petroleum Services.....................................    2,882.6     2,805.1
  Other.....................................................    1,089.7       729.5
                                                              ---------   ---------
                                                               19,028.8    16,825.7
Accumulated depreciation and depletion......................   (4,589.5)   (3,828.0)
                                                              ---------   ---------
                                                              $14,439.3   $12,997.7
                                                              =========   =========

     Depreciation expense was $636.1 million, $585.1 million and $540.5 million, respectively, in 2000, 1999 and 1998.

     Included in gross property, plant and equipment for 2000 and 1999 is approximately $940 million and $895 million, respectively, of construction in progress which is not yet subject to depreciation.

     Commitments for construction and acquisition of property, plant and equipment are approximately $651 million at December 31, 2000.

     Included in net property, plant and equipment at December 31, 2000 and 1999, is approximately $1.8 billion and $1.9 billion, respectively, related to amounts in excess of the original cost of the regulated facilities within Gas Pipeline as a result of Williams' and prior acquisitions. This amount is being amortized over the estimated remaining useful lives of these assets at the date of acquisition. Current FERC policy does not permit recovery through rates for amounts in excess of original cost.

NOTE 12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Under Williams' cash-management system, certain subsidiaries' cash accounts reflect credit balances to the extent checks written have not been presented for payment. The amounts of these credit balances included in accounts payable are $70 million at December 31, 2000, and $95 million at December 31, 1999.

     Accrued liabilities at December 31, 2000 and 1999, are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                  (MILLIONS)
  Employee costs............................................  $  335.8   $  253.0
  Deposits received from customers relating to energy
     trading and hedging activities.........................     244.6         --
  Income taxes..............................................     191.4      107.3
  Interest..................................................     151.3      153.0
  Taxes other than income taxes.............................     128.5      130.7
  Rate refunds..............................................      72.1      189.3
  Other.....................................................     436.7      355.3
                                                              --------   --------
                                                              $1,560.4   $1,188.6
                                                              ========   ========

                                     99(b)-40

                          THE WILLIAMS COMPANIES, INC.

NOTE 13. DEBT, LEASES AND BANKING ARRANGEMENTS

  Notes payable

     During 2000, Williams' commercial paper program, backed by a short-term credit facility, was increased from $1.4 billion to $1.7 billion. At December 31, 2000 and 1999, $1.7 billion and $1.2 billion, respectively, of commercial paper was outstanding under the respective programs. In addition, Williams has entered into various other short-term credit agreements with amounts outstanding totaling $350 million and $143 million at December 31, 2000 and 1999, respectively. The weighted-average interest rate on all short-term borrowings at December 31, 2000 and 1999, was 7.18 percent and 6.37 percent, respectively.

     In December 2000, Williams entered into a $600 million debt obligation with Lehman Brothers Inc., which matures in December 2001. The interest rate varies based on LIBOR plus .75 percent with an interest rate of 7.27 percent at December 31, 2000. In January 2001, $300 million of the obligation was repaid with proceeds from the issuance of long-term debt obligations and, as such, $300 million is classified as long-term as discussed below.

     In September 2000, Williams entered into a $500 million debt obligation with a 10-year and four-month maturity. During the initial four months, the interest rate varied based on LIBOR plus .40 percent with an interest rate of
7.17 percent at December 31, 2000. In January 2001, this debt obligation was replaced with long-term debt obligations and, as such, is classified as long-term as discussed below.

  Long-term debt

     Long-term debt at December 31, 2000 and 1999, is as follows:

                                                        WEIGHTED-
                                                         AVERAGE
                                                        INTEREST
                                                          RATE*       2000        1999
                                                        ---------   ---------   --------
                                                                   (MILLIONS)
Revolving credit loans................................     7.5%     $   350.0   $  525.0
Debentures, 6.25% -- 10.25%, payable
  2003 -- 2027(1).....................................     7.4        1,103.5    1,105.2
Notes, 5.1% -- 9.45%, payable through 2022(2).........     7.0        4,856.8    5,343.1
Notes, adjustable rate, payable through 2004..........     7.3        2,080.4      455.0
Other, payable through 2009...........................     6.6           73.9        5.7
                                                                    ---------   --------
                                                                      8,464.6    7,434.0
Current portion of long-term debt.....................               (1,634.1)    (193.8)
                                                                    ---------   --------
                                                                    $ 6,830.5   $7,240.2
                                                                    =========   ========

---------------

 *  At December 31, 2000.

(1) $200 million, 7.08% debentures, payable 2026, are subject to redemption at par at the option of the debtholder in 2001.

(2) $240 million, 6.125% notes, payable 2012, are subject to redemption at par at the option of the debtholder in 2002.

     For financial statement reporting purposes at December 31, 2000, $800 million in obligations which would have otherwise been classified as current notes payable have been classified as non-current based on Williams' intent and ability to refinance on a long-term basis. Proceeds from Williams' issuance in January 2001 of $700 million of 7.5 percent debentures due 2031 and $400 million of 6.75 percent Putable Asset Term Securities, putable/callable in 2006, were sufficient to complete these refinancings.

                                     99(b)-41

                          THE WILLIAMS COMPANIES, INC.

     During 2000, Williams replaced its $1 billion revolving credit agreement with a $700 million revolving credit agreement. Under the terms of the new credit agreement, Northwest Pipeline, Transcontinental Gas Pipe Line and Texas Gas Transmission have access to various amounts of the facility, while Williams (Parent) has access to all unborrowed amounts. Terms of the agreement include financial covenants based on Williams' financial position. At December 31, 2000, $350 million was outstanding under the revolving credit agreement. Interest rates vary with current market conditions.

     In January 2000, Williams issued $500 million of adjustable rate notes due 2001 at an initial interest rate of approximately 6.5 percent. In April 2000, Williams entered into a $400 million three-year term loan agreement which was fully utilized at December 31, 2000. Interest rates are based on LIBOR plus one percent.

     During 2000, Williams terminated certain interest-rate swaps with a notional value of approximately $1.2 billion. These swaps were utilized to convert certain fixed-rate debt obligations to variable-rate obligations. Williams paid approximately $9 million to terminate the swaps. The $9 million was deferred and will be amortized as an adjustment of interest expense on the outstanding debt over the remaining original term of the terminated swap agreements.

     Terms of certain subsidiaries' borrowing arrangements with lenders limit the transfer of funds to Williams (Parent). At December 31, 2000, approximately $2.9 billion of net assets of consolidated subsidiaries, including $2.1 billion of WCG's net assets, was restricted. In addition, certain equity method investees' borrowing arrangements and foreign government regulations limit the amount of dividends or distributions to Williams. Restricted net assets of equity method investees was approximately $353 million, including $34 million related to WCG equity method investees, at December 31, 2000.

     Aggregate minimum maturities, considering the reclassification of current obligations as previously described, for each of the next five years are as follows:

                                                            (MILLIONS)
                                                            ----------
2001.....................................................     $1,639
2002.....................................................      1,186
2003.....................................................        708
2004.....................................................        557
2005.....................................................        604

     Cash payments for interest (net of amounts capitalized) are as follows:
2000 -- $648 million, 1999 -- $512 million; and 1998 -- $424 million.

     None of the Williams loans, notes or debentures maintains preferential rights in the event of liquidation.

  Leases

     Future minimum annual rentals under noncancelable operating leases as of December 31, 2000, are payable as follows:

                                                              (MILLIONS)
                                                              ----------
2001........................................................    $ 84.4
2002........................................................      90.0
2003........................................................      65.5
2004........................................................      55.3
2005........................................................      51.7
Thereafter..................................................     101.2
                                                                ------
Total.......................................................    $448.1
                                                                ======

                                     99(b)-42

                          THE WILLIAMS COMPANIES, INC.

     Total rent expense was $107 million in 2000, $109 million in 1999 and $100 million in 1998.

     During 2000, Williams entered into operating lease agreements covering certain Williams travel center stores, offshore oil and gas pipelines and an onshore gas processing plant. The total estimated cost of the assets covered by the lease agreements is $443 million. The lease terms include a five-year base term including the construction phase and can be renewed for another five-year term.

     Williams has an option to purchase the leased assets during the lease terms at amounts approximating the lessors' cost. Williams provides residual value guarantees equal to a maximum of 89.9 percent of the lessors' cost. The residual value guarantee is reduced by the present value of actual lease payments. In the event that Williams does not exercise its purchase option, Williams expects the fair market value of the covered assets to substantially reduce Williams' obligation under the residual value guarantee. Williams' disclosures for future minimum annual rentals under noncancelable operating leases do not include amounts for residual value guarantees. As of December 31, 2000, approximately $84 million of costs has been incurred by the lessors.

     During 1998, WCG entered into an operating lease agreement covering a portion of its fiber-optic network. The total cost of the network assets covered by the lease agreement was $750 million. The lease terms are expected to total five years and, if renewed, could total seven years. Under the terms of the lease agreement, WCG cannot sublease the assets without the prior written consent of the lessor. Through December 31, 2000, WCG has not requested nor has the lessor granted such consent.

     WCG has an option to purchase the covered network assets during the lease term at an amount approximating the lessor's cost. Williams provides a residual value guarantee equal to a maximum of 89.9 percent of the transaction. The residual value guarantee is reduced by the present value of actual lease payments. In the event that WCG does not exercise its purchase option, Williams expects the fair market value of the covered network assets to substantially reduce Williams' obligation under the residual value guarantee. Williams' disclosures for future minimum annual rentals under noncancelable operating leases do not include amounts for the residual value guarantee.

NOTE 14. MINORITY AND PREFERRED INTERESTS IN SUBSIDIARIES

     Minority and preferred interests in subsidiaries at December 31, 2000 and 1999, are as follows:

                                                               2000     1999
                                                              ------   ------
                                                                (MILLIONS)
Minority interest in subsidiaries...........................  $ 94.1   $129.3
Preferred interest in subsidiaries:
  Snow Goose, LLC...........................................   546.8       --
  Other.....................................................   335.1    335.1
                                                              ------   ------
                                                              $976.0   $464.4
                                                              ======   ======

  Snow Goose, LLC

     In December 2000, Williams formed two separate limited liability companies, Snow Goose Associates, L.L.C. (Snow Goose) and Arctic Fox Assets, L.L.C. (Arctic
Fox) for the purpose of generating funds to invest in certain Canadian energy-related assets. Williams contributed equity capital and operating assets to Arctic Fox and obtained a controlling interest in Arctic Fox. Arctic Fox contributed capital to Snow Goose and obtained a controlling interest in Snow Goose. An outside investor contributed $560 million in exchange for a non-controlling preferred interest in Snow Goose and is entitled to preferred distributions beginning April 2001, representing an adjustable rate of return of approximately 7.45 percent. Williams has provided the outside investor of Snow Goose with certain assurances that Arctic Fox, Snow Goose and other Williams

                                     99(b)-43

                          THE WILLIAMS COMPANIES, INC.

subsidiaries involved in this transaction will follow various restrictive covenants similar to those found in Williams' credit agreements and has provided certain financial support in favor of these entities.

     Williams has the option to acquire the outside investor's interest in Snow Goose for an amount approximating the fair value of their outstanding ownership interest. Absent the occurrence of certain events, the purchase option can be exercised at any time prior to December 2005, the date the preferred return is currently set to expire. If Williams does not exercise its purchase option and Williams and the outside investor fail to negotiate a new preferred return prior to December 2005 (or earlier in the event of a violation of certain restrictive covenants), the controlling interest in Snow Goose will transfer to the outside investor entitling it to liquidate the assets of Snow Goose and Arctic Fox.

  Other

     During 1998, Williams formed separate legal entities and contributed various assets to a newly-formed limited partnership, Castle Associates L.P. (Castle), and to a limited liability company, Williams Risk Holdings Company, LLC (Holdings), as a part of transactions that generated funds for Williams' general corporate use. Outside investors obtained from Williams non-controlling preferred interests in the newly formed entities for $335 million through purchase and/or contribution. The assets and liabilities of Castle and Holdings are consolidated for financial reporting purposes. The transactions did not result in any gain or loss for Williams.

     The preferred interest holders in both Castle and Holdings are entitled to a priority return based on a variable-rate structure, currently ranging from approximately seven to eleven percent, in addition to their participation in the operating results of the partnership and LLC. The current priority return structures will remain in effect until December 18, 2002 for Castle and September 21, 2003 for Holdings.

     The Castle limited-partnership agreement and associated operating documents included certain restrictive covenants and guarantees of Williams and certain of its subsidiaries. These restrictions are similar to those in Williams' credit agreements and other debt instruments.

NOTE 15. WILLIAMS OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF TRUST HOLDING ONLY WILLIAMS INDENTURES

     In December 1999, Williams formed Williams Capital Trust I (Trust) which issued $175 million in zero coupon Williams obligated mandatorily redeemable preferred securities. The preferred securities must be redeemed by the Trust no later than March 2002. The redemption price of the securities accretes until redeemed and entitles the investor to a fixed-rate annual yield of 7.92 percent. Proceeds from the sale of the securities were used by the Trust to purchase Williams' zero-coupon subordinated debentures whose yield and maturity terms are the same as those of the preferred securities issued by the Trust. The Trust's sole assets are the Williams' zero-coupon subordinated debentures. Williams guarantees the obligations of the Trust related to its preferred securities.

NOTE 16. STOCKHOLDERS' EQUITY

     During 1999, each remaining share of the $3.50 preferred stock was converted at the option of the holder into 4.6875 shares of Williams common stock prior to the redemption date.

     Williams maintains a Stockholder Rights Plan under which each outstanding share of Williams common stock has one-third of a preferred stock purchase right attached. Under certain conditions, each right may be exercised to purchase, at an exercise price of $140 (subject to adjustment), one two-hundredth of a share of junior participating preferred stock. The rights may be exercised only if an Acquiring Person acquires (or obtains the right to acquire) 15 percent or more of Williams common stock; or commences an offer for 15 percent or more of Williams common stock; or the board of directors determines an Adverse Person has
                                     99(b)-44

                          THE WILLIAMS COMPANIES, INC.

become the owner of 10 percent or more of Williams common stock. The rights, which do not have voting rights, expire in 2006 and may be redeemed at a price of $.01 per right prior to their expiration, or within a specified period of time after the occurrence of certain events. In the event a person becomes the owner of more than 15 percent of Williams common stock or the board of directors determines that a person is an Adverse Person, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, Williams common stock having a value equal to two times the exercise price of the right. In the event Williams is engaged in a merger, business combination or 50 percent or more of Williams' assets, cash flow or earnings power is sold or transferred, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

NOTE 17. STOCK-BASED COMPENSATION

     Williams has several plans providing for common-stock-based awards to employees and to non-employee directors. The plans permit the granting of various types of awards including, but not limited to, stock options, stock-appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved. The purchase price per share for stock options and the grant price for stock-appreciation rights may not be less than the market price of the underlying stock on the date of grant. Depending upon terms of the respective plans, stock options generally become exercisable in one-third increments each year from the anniversary of the grant or after three or five years, subject to accelerated vesting if certain future stock prices or if specific financial performance targets are achieved. Stock options expire 10 years after grant. At December 31, 2000, 45.7 million shares of Williams common stock were reserved for issuance pursuant to existing and future stock awards, of which 20.9 million shares were available for future grants (24.7 million at December 31, 1999).

     Certain of these plans have stock option loan programs for the participants, whereby, at the time of the option exercise the participant may elect to receive a loan from Williams in an amount limited to 80 percent (or 50 percent under one plan) of the market value of the shares associated with the exercise. A portion of the stock acquired is held as collateral over the term of the loan, which can be three or five years. Interest rates are based on the minimum applicable federal rates, and interest is paid annually. The amount of loans outstanding at December 31, 2000 and 1999, totaled approximately $53.5 million and $42.1 million, respectively.

     The following summary reflects stock option activity for Williams common stock and related information for 2000, 1999 and 1998:

                                          2000                     1999                     1998
                                 ----------------------   ----------------------   ----------------------
                                              WEIGHTED-                WEIGHTED-                WEIGHTED-
                                               AVERAGE                  AVERAGE                  AVERAGE
                                              EXERCISE                 EXERCISE                 EXERCISE
                                  OPTIONS       PRICE      OPTIONS       PRICE      OPTIONS       PRICE
                                 ----------   ---------   ----------   ---------   ----------   ---------
                                 (MILLIONS)               (MILLIONS)               (MILLIONS)
Outstanding -- beginning of
  year.........................     22.8       $25.03        21.7       $20.73        35.2       $17.29
Granted........................      3.8        45.87         5.1        39.62         4.7        31.96
Exercised......................     (3.3)       23.12        (3.7)       18.81        (4.9)       12.56
MAPCO option conversions (Note
  2)...........................       --           --          --           --       (12.9)       18.38
Canceled.......................      (.2)       38.19         (.3)       36.50         (.4)       28.74
                                    ----       ------        ----       ------       -----       ------
Outstanding -- end of year.....     23.1       $28.63        22.8       $25.03        21.7       $20.73
                                    ====       ======        ====       ======       =====       ======
Exercisable at end of year.....     22.1       $28.24        21.9       $24.50        17.3       $17.85
                                    ====       ======        ====       ======       =====       ======

                                     99(b)-45

                          THE WILLIAMS COMPANIES, INC.

     The following summary provides information about Williams stock options outstanding and exercisable at December 31, 2000:

                                    STOCK OPTIONS OUTSTANDING           STOCK OPTIONS EXERCISABLE
                              --------------------------------------    -------------------------
                                                          WEIGHTED-
                                            WEIGHTED-      AVERAGE                     WEIGHTED-
                                             AVERAGE      REMAINING                     AVERAGE
                                            EXERCISE     CONTRACTUAL                    EXERCISE
RANGE OF EXERCISE PRICES       OPTIONS        PRICE         LIFE          OPTIONS        PRICE
------------------------      ----------    ---------    -----------    -----------    ----------
                              (MILLIONS)                                (MILLIONS)
$4.62 to $27.38.............     11.5        $17.84       5.0 years        11.5          $17.84
$30.00 to $46.32............     11.6         39.38       8.1 years        10.6           39.54
                                 ----                                      ----
          Total.............     23.1        $28.63       6.5 years        22.1          $28.24
                                 ====                                      ====

     In conjunction with the initial public offering of WCG stock, options for Williams common stock granted in 1999 and 1998 under a WCG plan established in 1998 were converted from options for Williams common stock to options for WCG common stock. The conversion occurred when market prices for Williams and WCG common stock were $37.63 per share and $23.00 per share, respectively. In accordance with APB Opinion No. 25, this conversion resulted in a new measurement date and related pre-tax expense of approximately $.9 million was recognized in 1999. The remaining value of the option conversion will be amortized over the various vesting periods of the converted options.

     The estimated fair value at date of grant of options for Williams common stock granted in 2000, 1999 and 1998, using the Black-Scholes option pricing model, is as follows:

                                                           2000       1999      1998
                                                          ------     ------     -----
Weighted-average grant date fair value of options for
  Williams common stock granted during the year.........  $15.44     $11.90     $8.19
                                                          ======     ======     =====
Assumptions:
  Dividend yield........................................     1.5%       1.5%      2.0%
  Volatility............................................      31%        28%       25%
  Risk-free interest rate...............................     6.5%       5.6%      5.3%
  Expected life (years).................................     5.0        5.0       5.0

     The estimated fair value at date of grant of options for WCG common stock granted in 2000 and 1999, using the Black-Scholes option pricing model, is listed below. WCG's initial public offering for common stock was September 30, 1999 and therefore, no options were granted during 1998. For those options for Williams common stock which were converted to options for WCG common stock, the fair value was estimated at the date conversion using the Black-Scholes option pricing model.

                                                               2000       1999
                                                              ------     ------
Weighted-average grant date fair value of options for WCG
  common stock granted during the year......................  $23.93     $13.13
                                                              ======     ======
Assumptions:
  Dividend yield............................................       0%         0%
  Volatility................................................      71%        60%
  Risk-free interest rate...................................     6.3%       6.0%
  Expected life (years).....................................     5.0        5.0

                                     99(b)-46

                          THE WILLIAMS COMPANIES, INC.

     Pro forma net income and earnings per share, assuming Williams had applied the fair-value method of SFAS No. 123, "Accounting for Stock-Based Compensation" in measuring compensation cost beginning with 1997 employee stock-based awards, are as follows:

                                         2000                1999                1998
                                   -----------------   -----------------   ----------------
                                    PRO                 PRO                 PRO
                                   FORMA    REPORTED   FORMA    REPORTED   FORMA   REPORTED
(MILLIONS)                         ------   --------   ------   --------   -----   --------
Net income.......................  $381.4    $524.3    $168.1    $221.4    $68.0    $122.3
Earnings per share:
  Basic..........................  $  .86    $ 1.18    $  .38    $  .50    $ .14    $  .27
  Diluted........................  $  .85    $ 1.17    $  .37    $  .50    $ .14    $  .27

     Pro forma amounts for 2000 include compensation expense from certain Williams awards made in 1999 and the total compensation expense from Williams awards made in 2000, as these awards fully vested in 2000 as a result of the accelerated vesting provisions. Pro forma amounts for 2000 include $37.3 million for Williams awards and $105.7 million for WCG awards.

     Pro forma amounts for 1999 include the remaining total compensation expense from Williams awards made in 1998 and the total compensation expense from certain Williams awards made in 1999, as these awards fully vested in 1999 as a result of the accelerated vesting provisions. In addition, 1999 pro forma amounts include compensation expense related to the WCG plan awards and conversions in 1999. Pro forma amounts for 1999 include $47.1 million for Williams awards and $6.2 million for WCG awards. Pro forma amounts for 1998 include the previously unrecognized compensation expense related to the MAPCO options converted at the time of the merger and the remaining total compensation expense from the awards made in 1997, as these awards fully vested in 1998 as a result of the accelerated vesting provisions. Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts.

     Williams granted approximately 332,000 and 260,000 deferred Williams shares in 2000 and 1999, respectively. Deferred shares are valued at the date of award, and the weighted-average grant date fair value of the shares granted was $39.13 in 2000 and $34.84 in 1999. Approximately $11 million and $13 million was recognized as expense for deferred shares of Williams in 2000 and 1999, respectively. Expense related to deferred shares is recognized in the performance year or over the vesting period, depending on the terms of the awards. In 2000 and 1999, Williams issued approximately 140,000 and 125,000, respectively, of the deferred shares previously granted.

NOTE 18. FINANCIAL INSTRUMENTS AND ENERGY TRADING ACTIVITIES

  Fair-value methods

     The following methods and assumptions were used by Williams in estimating its fair-value disclosures for financial instruments:

     Cash and cash equivalents and notes payable: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

     Notes and other non-current receivables: For those notes with interest rates approximating market or maturities of less than three years, fair value is estimated to approximate historically recorded amounts.

     Investments-cost and advances to affiliates: Fair value is estimated to approximate historically recorded amounts as the investments are primarily in non-publicly traded foreign companies for which it is not practicable to estimate fair value of these investments.

                                     99(b)-47

                          THE WILLIAMS COMPANIES, INC.

     Ferrellgas Partners L.P. senior common units: These securities are classified as available-for-sale and are reported at fair value, with net unrealized appreciation or depreciation reported as a component of other comprehensive income.

     Long-term debt: The fair value of Williams' long-term debt is valued using indicative year-end traded bond market prices for publicly traded issues, while private debt is valued based on the prices of similar securities with similar terms and credit ratings. At December 31, 2000 and 1999, 59 percent and 74 percent, respectively, of Williams' long-term debt was publicly traded. Williams used the expertise of an outside investment banking firm to estimate the fair value of long-term debt.

     Williams obligated mandatorily redeemable preferred securities of
Trust: Fair value is based on the prices of similar securities with similar terms and credit ratings as the preferred securities are not publicly traded. Williams used the expertise of an outside investment banking firm to establish the fair value of obligated mandatorily redeemable preferred securities.

     Interest-rate swaps: Fair value is determined by discounting estimated future cash flows using forward-interest rates derived from the year-end yield curve. Fair value was calculated by the financial institutions that are the counterparties to the swaps.

     Energy-related trading and hedging: Energy-related trading includes forwards, options, swaps, purchase and sales commitments and other energy-related contracts such as transportation, storage and power tolling contracts. Energy-related hedging includes futures, options and swaps. Fair value reflects management's estimates using valuation techniques that reflect the best information available under the circumstances. This information includes various factors such as quoted market prices, estimates of market prices in absence of quoted market prices, contractual volumes, estimated volumes under option and other arrangements that result in varying volumes, other contract terms, liquidity of the market in which the contract is transacted, credit considerations, time value and volatility factors underlying the positions. These values reflect the appropriate adjustments for uncertainty regarding the company's ability to liquidate the position considering market factors applicable at the date of such valuation. Judgement is required in interpreting market factors and the use of alternative market assumptions or valuation methodologies may affect management's estimate of fair value.

                                     99(b)-48

                          THE WILLIAMS COMPANIES, INC.

  Carrying amounts and fair values of Williams' financial instruments and energy trading activities

                                                            2000                     1999
                                                   ----------------------   ----------------------
                                                   CARRYING                 CARRYING
                ASSET (LIABILITY)                   AMOUNT     FAIR VALUE    AMOUNT     FAIR VALUE
                -----------------                  ---------   ----------   ---------   ----------
                                                                     (MILLIONS)
Cash and cash equivalents........................  $   996.8   $   996.8    $   597.7   $   597.7
Notes and other non-current receivables..........       67.3        67.3         50.9        50.9
Investments-cost and advances to affiliates......      407.7       407.7        345.6       345.6
Ferrellgas Partners L.P. senior common units.....      193.9       193.9        175.7       175.7
Notes payable....................................   (2,036.7)   (2,036.7)    (1,378.8)   (1,378.8)
Long-term debt, including current portion........   (8,464.6)   (8,522.3)    (7,434.0)   (7,251.5)
Williams obligated mandatorily redeemable
  preferred securities of Trust..................     (189.9)     (191.6)      (175.5)     (175.5)
Interest-rate swaps..............................      (32.8)      (32.8)       (29.0)      (47.5)
Energy-related trading:
  Assets.........................................    9,710.9     9,710.9        555.9       555.9
  Liabilities....................................   (8,900.1)   (8,900.1)      (449.1)     (449.1)
Energy-related hedging:
  Assets.........................................         --        65.9           --        23.6
  Liabilities....................................       (2.5)     (218.1)         (.7)       (8.2)

     The preceding asset and liability amounts for energy-related hedging represent unrealized gains or losses and do not include the related deferred amounts. The increase in energy-related hedging liabilities is primarily due to the hedging strategy utilized by the Exploration & Production segment. Exploration & Production hedged approximately 50 percent of production in 2000 and at December 31, 2000, has entered into contracts that hedge approximately 70 percent and 38 percent of 2001 and 2002 estimated production, respectively. Subsequent to December 31, 2000, Exploration & Production contracted to hedge an additional 28 percent of estimated production for 2002. The contracted hedge prices are at prices lower than the spot market prices of natural gas seen at the end of 2000, however, the contracted hedged prices are higher than Exploration & Production's realized average natural gas price for 2000.

     In addition to the financial instruments provided in the table above, Williams has recorded liabilities of $17 million and $18 million at December 31, 2000 and 1999, respectively, for certain guarantees.

  Off-balance-sheet credit and market risk

     Williams is a participant in the following transactions and arrangements that involve financial instruments that have off-balance-sheet risk of accounting loss. It is not practicable to estimate the fair value of these off-balance-sheet financial instruments because of their unusual nature and unique characteristics.

     Williams has agreements to sell, on an ongoing basis, certain of its accounts receivable to special-purpose entities (SPEs). At December 31, 2000, Williams sold approximately $1.3 billion of its accounts receivable in exchange for $366 million in cash and a beneficial interest in approximately $936 million of the accounts receivable sold to the SPEs. For 2000, Williams received cash from the SPEs of approximately $9 billion. The sales of these receivables resulted in a net charge to results of operations of approximately $23 million and $17 million in 2000 and 1999. The beneficial interest in accounts receivable sold to the SPEs is subject to credit risk to the extent that these receivables are not collected. See Concentrations of Credit Risk below.

     Williams has issued other guarantees and letters of credit with off-balance-sheet risk that total approximately $78 million and $266 million at December 31, 2000 and 1999, respectively. Except as discussed in Note 5, Williams believes it will not have to perform under these agreements, because the likelihood of

                                     99(b)-49

                          THE WILLIAMS COMPANIES, INC.

default by the primary party is remote and/or because of certain indemnifications received from other third parties.

  Energy trading and price-risk management activities

     Williams, through Energy Marketing & Trading, provides price-risk management services associated with the energy industry to its customers. These services are provided through a variety of energy and energy-related contracts including forward contracts, futures contracts, option contracts, swap agreements, purchase and sale commitments and transportation, storage and power tolling contracts. See Note 1 for a description of the accounting for these trading activities. The net gain from trading price-risk management activities was $1,286.7 million, $214 million and $112.6 million in 2000, 1999 and 1998, respectively.

     The 2000 average fair value of the energy-related trading assets and liabilities is $2,747 million and $2,230 million, respectively. The 1999 average fair value of the energy-related trading assets and liabilities is $565 million and $507 million, respectively. The increase in energy-related trading assets and liabilities primarily reflects increased electric power and natural gas prices and price volatility combined with an expanded trading portfolio to include price-risk management from an additional 2,350 megawatts from contracts which were executed in late 1999 and early 2000 giving Energy Marketing & Trading the right to market combined capacity from three power generating plants.

     Energy Marketing & Trading enters into contracts which involve physical delivery of an energy commodity. Prices under these contracts are both fixed and variable. These contracts involve both firm commitments requiring fixed volumes and option and other arrangements that result in varying volumes. Swap agreements call for Energy Marketing & Trading to make payments to (or receive payments from) counterparties based upon the differential between a fixed and variable price or variable prices for different locations. Energy Marketing & Trading buys and sells financial option contracts which give the buyer the right to exercise the option and receive the difference between a predetermined strike price and a market price at the date of exercise. The prices for forwards, swap, option and physical contracts consider exchange quoted prices or management's estimates based on the best information available. Energy Marketing & Trading also enters into futures contracts, which are commitments to either purchase or sell a commodity at a future date for a specified price and are generally settled in cash, but may be settled through delivery of the underlying commodity. The market prices for futures contracts are based on exchange quotations. Energy Marketing & Trading also has contracts to provide price-risk management services through marketing over 7,000 megawatts of electricity capacity from third-party-owned and operated power generating plants across the United States. Energy Marketing & Trading's costs under these contracts are both fixed and variable. The fair value of these contracts is determined based on a combination of spot and forward prices and volatilities of electricity, natural gas, and other similar contracts using management's estimates based on the information available including model valuation techniques.

     Energy Marketing & Trading is subject to market risk from changes in energy commodity market prices, the portfolio position of its financial instruments and physical commitments, the liquidity of the market in which the contract is transacted, changes in interest rates and credit risk. Energy Marketing & Trading manages market risk on a portfolio basis through established trading policy guidelines which are monitored on an ongoing basis. Credit risk relates to the risk of loss that Williams would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. Williams attempts to minimize credit-risk exposure to trading counterparties and brokers through formal credit policies, monitoring procedures, and collateral requirements under certain circumstances. Valuation allowances are provided for credit risk in accordance with the established credit policies.

                                     99(b)-50

                          THE WILLIAMS COMPANIES, INC.

     The counterparties associated with assets from energy trading and price-risk management activities as of December 31, 2000, are summarized as follows:

                                                          2000
                                                  ---------------------
                                                  INVESTMENT
                                                   GRADE(A)     TOTAL
                                                  ----------   --------
                                                       (MILLIONS)
Gas and electric utilities......................   $3,281.1    $3,495.2
Energy marketers and traders....................    4,105.9     4,861.0
Financial institutions..........................      674.6       677.2
Other...........................................      297.1       738.4
                                                   --------    --------
          Total.................................   $8,358.7     9,771.8
                                                   ========
Credit reserves.................................                  (60.9)
                                                               --------
Assets from price-risk management
  activities(b).................................               $9,710.9
                                                               ========

-------------------------

(a) "Investment Grade" is primarily determined using publicly available credit ratings along with consideration of cash, standby letters of credit, parent company guarantees and property interests, including oil and gas reserves. Included in "Investment Grade" are counterparties with a minimum Standard & Poor's or Moody's rating of BBB- or Baa3, respectively.

(b) One counterparty's exposure is greater than 5 percent of assets from price-risk management activities and is included above as Investment Grade.

     The concentration of counterparties within the energy and energy trading industry does impact Williams' overall exposure to credit risk in that these counterparties are similarly influenced by changes in the economy and regulatory issues. However, based on the credit policies and procedures discussed above, Williams does not anticipate that counterparty nonperformance would result in a significant adverse effect to the financial statements.

     The notional quantities for trading activities at December 31, 2000 and 1999, are as follows:

                                                          2000                 1999
                                                   ------------------   ------------------
                                                    PAYOR    RECEIVER    PAYOR    RECEIVER
                                                   -------   --------   -------   --------
Fixed price:
  Natural gas (TBtu).............................  4,552.4   6,406.3    1,933.0   2,019.0
  Refined products, NGLs and crude (MMbbls)......    450.8     300.9      474.5     436.9
  Power (Terawatt Hrs)...........................    440.0     207.1       35.3      47.1
Variable price:
  Natural gas (TBtu).............................  2,715.5   2,473.5    2,523.2   2,243.3
  Refined products, NGLs and crude (MMbbls)......     44.2      63.2        2.4       3.9

     The net cash inflows related to these contracts at December 31, 2000 and 1999, were approximately $1 billion and $76 million, respectively. At December 31, 2000, the cash inflows extend primarily through 2022.

  Concentration of credit risk

     Williams' cash equivalents consist of high-quality securities placed with various major financial institutions with high credit ratings. Williams' investment policy limits its credit exposure to any one issuer/obligor.

                                     99(b)-51

                          THE WILLIAMS COMPANIES, INC.

     The following table summarizes concentration of receivables, net of allowances, by product or service at December 31, 2000 and 1999:

                                                                2000       1999
                                                              --------   --------
                                                                  (MILLIONS)
Receivables by product or service:
  Sale or transportation of natural gas and related
     products...............................................  $  507.8   $  337.7
  Power sales and related services..........................   1,148.7      289.7
  Sale or transportation of petroleum products..............     518.3      736.1
  Beneficial interest in accounts receivable sold to SPEs...     936.4      216.6
  Other.....................................................     246.1      204.5
                                                              --------   --------
          Total.............................................  $3,357.3   $1,784.6
                                                              ========   ========

     Natural gas customers include pipelines, distribution companies, producers, gas marketers and industrial users primarily located in the eastern, northwestern and midwestern United States. Petroleum products customers include wholesale, commercial, governmental, industrial and individual consumers and independent dealers located primarily in Alaska and the midsouth and southeastern United States. Power customers include the California Independent System Operator, other power marketers and utilities located throughout the majority of the United States. Collection of the beneficial interest in accounts receivable sold to the SPEs is dependent on the collection of the receivables. The underlying receivables are primarily for the sale or transportation of natural gas and related products or services and the sale of petroleum products in the United States. As a general policy, collateral is not required for receivables, but customers' financial condition and credit worthiness are evaluated regularly.

     Subsequent to December 31, 2000, certain receivables from power customers in the western region of the United States have not been paid timely. In addition, Williams and other energy traders and marketers have been ordered to continue selling power to the California Independent System Operator and certain other utilities irrespective of their credit ratings. Williams believes that it has appropriately reflected the collection and credit risk associated with receivables and trading assets in the statement of position and results of operations at December 31, 2000. At December 31, 2000, Williams' Consolidated Balance Sheet includes receivables from power sales to the California Independent System Operator which approximates 10 percent of total receivables from power sales and related services.

NOTE 19. CONTINGENT LIABILITIES AND COMMITMENTS

  Rate and regulatory matters and related litigation

     Williams' interstate pipeline subsidiaries have various regulatory proceedings pending. As a result of rulings in certain of these proceedings, a portion of the revenues of these subsidiaries has been collected subject to refund. The natural gas pipeline subsidiaries have accrued approximately $72 million for potential refund as of December 31, 2000.

     In 1997, the FERC issued orders addressing, among other things, the authorized rates of return for three of the Williams interstate natural gas pipeline subsidiaries. All of the orders involve rate cases that became effective between 1993 and 1995 and, in each instance, these cases were superseded by more recently filed rate cases. In the three orders, the FERC continued its practice of utilizing a methodology for calculating rates of return that incorporates a long-term growth rate component. However, the long-term growth rate component used by the FERC is now a projection of U.S. gross domestic product growth rates. Generally, calculating rates of return utilizing a methodology which includes a long-term growth rate component results in rates of return that are lower than they would be if the long-term growth rate component were not included in the methodology. Each of the three pipeline subsidiaries challenged its respective FERC order in an effort to have

                                     99(b)-52

                          THE WILLIAMS COMPANIES, INC.

the FERC change its rate-of-return methodology with respect to these and other rate cases. On January 30, 1998, the FERC convened a public conference to consider, on an industry-wide basis, issues with respect to pipeline rates of return. In July 1998, the FERC issued orders in two of the three pipeline subsidiary rate cases, again modifying its rate-of-return methodology by adopting a formula that gives less weight to the long-term growth component. Certain parties appealed the FERC's action, because the most recent formula modification results in somewhat higher rates of return compared to the rates of return calculated under the FERC's prior formula. The appeals have been denied. In June and July 1999, the FERC applied the new methodology in the third pipeline subsidiary rate case, as well as in a fourth case involving the same pipeline subsidiary. In March 2000, the FERC applied the new methodology in a fifth case involving a Williams interstate pipeline subsidiary, and certain parties have sought rehearing before the FERC in this proceeding. After evaluating the rehearing requests, Williams reduced its accrued liability for rate refunds in second-quarter 2000 by $62.7 million of which $58.8 million is included in Gas Pipeline's segment revenues and segment profit and $3.9 million is included in Midstream Gas & Liquids' segment revenues and segment profit. An additional $8.5 million of related interest is included as a reduction of interest accrued. In January 2001, the FERC denied the rehearing requests in this proceeding.

     As a result of FERC Order 636 decisions in prior years, each of the natural gas pipeline subsidiaries has undertaken the reformation or termination of its respective gas supply contracts. None of the pipelines has any significant pending supplier take-or-pay, ratable take or minimum take claims.

     In September 1995, Texas Gas received FERC approval of a settlement regarding Texas Gas' recovery of gas supply realignment costs. Through December 31, 2000, Texas Gas has paid approximately $76 million and expects to pay no more than $80 million for gas supply realignment costs, primarily as a result of contract terminations. Texas Gas has recovered approximately $66 million, plus interest, in gas supply realignment costs.

     On July 29, 1998, the FERC issued a Notice of Proposed Rulemaking (NOPR) and a Notice of Inquiry (NOI), proposing revisions to regulatory policies for interstate natural gas transportation service. In the NOPR, the FERC proposes to eliminate the rate cap on short-term transportation services and implement regulatory policies that are intended to maximize competition in the short-term transportation market, mitigate the ability of firms to exercise residual monopoly power and provide opportunities for greater flexibility in the provision of pipeline services and to revise certain other rate and certificate policies. In the NOI, the FERC sought comments on its pricing policies in the existing long-term market and pricing policies for new capacity. Williams filed comments on the NOPR and NOI in the second quarter of 1999. On February 9, 2000, the FERC issued a final rule, Order 637, in response to the comments received on the NOPR and NOI. The FERC adopted in Order 637 certain policies that it found were necessary to adjust its current regulatory model to the needs of the evolving markets, but determined that any fundamental changes to its regulatory policy, which changes were raised and commented on in the NOPR and NOI, would be considered after further study and evaluation of the evolving marketplace. Most significantly, in Order 637, the FERC (i) revised its pricing policy to waive, for a two-year period, the maximum price ceilings for short-term releases of capacity of less than one year, and (ii) permitted pipelines to file proposals to implement seasonal rates for short-term services and term-differentiated rates, subject to certain requirements including the requirement that a pipeline be limited to recovering its annual revenue requirement under those rates.

     Williams Energy Marketing & Trading subsidiaries are engaged in power marketing in various geographic areas, including in California. Prices charged for power by Williams and other traders and generators in California markets have been challenged in various proceedings including before the FERC. In December 2000, the FERC issued an order which provided that for the period between October 2, 2000 and December 31, 2002, refunds may be ordered if the FERC finds that the wholesale markets in California are unable to produce competitive, just and reasonable prices, or that market power or other individual seller conduct is exercised to produce an unjust and unreasonable rate. For periods commencing January 1, 2001,

                                     99(b)-53

                          THE WILLIAMS COMPANIES, INC.

refund liability will expire within 60 days of a sale unless the FERC sends the seller a written notice that the sale is still under review. Williams had not received any such notice as of February 28, 2001.

  Environmental matters

     Since 1989, Texas Gas and Transcontinental Gas Pipe Line have had studies under way to test certain of their facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation may be necessary. Transcontinental Gas Pipe Line has responded to data requests regarding such potential contamination of certain of its sites. The costs of any such remediation will depend upon the scope of the remediation. At December 31, 2000, these subsidiaries had accrued liabilities totaling approximately $36 million for these costs.

     Certain Williams subsidiaries, including Texas Gas and Transcontinental Gas Pipe Line, have been identified as potentially responsible parties (PRP) at various Superfund and state waste disposal sites. In addition, these subsidiaries have incurred, or are alleged to have incurred, various other hazardous materials removal or remediation obligations under environmental laws. Although no assurances can be given, Williams does not believe that these obligations or the PRP status of these subsidiaries will have a material adverse effect on its financial position, results of operations or net cash flows.

     Transcontinental Gas Pipe Line, Texas Gas and Williams Gas Pipelines Central (Central) have identified polychlorinated biphenyl (PCB) contamination in air compressor systems, soils and related properties at certain compressor station sites. Transcontinental Gas Pipe Line, Texas Gas and Central have also been involved in negotiations with the U.S. Environmental Protection Agency
(EPA) and state agencies to develop screening, sampling and cleanup programs. In addition, negotiations with certain environmental authorities and other programs concerning investigative and remedial actions relative to potential mercury contamination at certain gas metering sites have been commenced by Central, Texas Gas and Transcontinental Gas Pipe Line. As of December 31, 2000, Central had accrued a liability for approximately $10 million, representing the current estimate of future environmental cleanup costs to be incurred over the next six to 10 years. Texas Gas and Transcontinental Gas Pipe Line likewise had accrued liabilities for these costs which are included in the $36 million liability mentioned above. Actual costs incurred will depend on the actual number of contaminated sites identified, the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA and other governmental authorities and other factors. Texas Gas, Transcontinental Gas Pipe Line and Central have deferred these costs as incurred pending recovery through future rates and other means.

     In July 1999, Transcontinental Gas Pipe Line received a letter stating that the U.S. Department of Justice (DOJ), at the request of the EPA, intends to file a civil action against Transcontinental Gas Pipe Line arising from its waste management practices at Transcontinental Gas Pipe Line's compressor stations and metering stations in 11 states from Texas to New Jersey. The DOJ stated in the letter that its complaint will seek civil penalties and injunctive relief under federal environmental laws. The DOJ and Transcontinental Gas Pipe Line are discussing a settlement. While no specific amount was proposed, the DOJ stated that any settlement must include an appropriate civil penalty for the alleged violations. Transcontinental Gas Pipe Line cannot reasonably estimate the amount of its potential liability, if any, at this time. However, Transcontinental Gas Pipe Line believes it has substantially addressed environmental concerns on its system through ongoing voluntary remediation and management programs.

     Williams Energy Services (WES) and its subsidiaries also accrue environmental remediation costs for its natural gas gathering and processing facilities, petroleum products pipelines, retail petroleum and refining operations and for certain facilities related to former propane marketing operations primarily related to soil and groundwater contamination. In addition, WES owns a discontinued petroleum refining facility that is being evaluated for potential remediation efforts. At December 31, 2000, WES and its subsidiaries had accrued liabilities totaling approximately $49 million. WES accrues receivables related to environmental
                                     99(b)-54

                          THE WILLIAMS COMPANIES, INC.

remediation costs based upon an estimate of amounts that will be reimbursed from state funds for certain expenses associated with underground storage tank problems and repairs. At December 31, 2000, WES and its subsidiaries had accrued receivables totaling $15 million.

     Williams Field Services (WFS), a WES subsidiary, received a Notice of Violation (NOV) from the EPA in February 2000. WFS received a contemporaneous letter from the DOJ indicating that the DOJ will also be involved in the matter. The NOV alleged violations of the Clean Air Act at a gas processing plant. WFS, the EPA and the DOJ agreed to settle this matter for a penalty of $850,000. In the course of investigating this matter, WFS discovered a similar potential violation at the plant and disclosed it to the EPA and the DOJ. The parties will discuss whether additional enforcement action is warranted.

     In connection with the 1987 sale of the assets of Agrico Chemical Company, Williams agreed to indemnify the purchaser for environmental cleanup costs resulting from certain conditions at specified locations, to the extent such costs exceed a specified amount. At December 31, 2000, Williams had approximately $12 million accrued for such excess costs. The actual costs incurred will depend on the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.

  Other legal matters

     In connection with agreements to resolve take-or-pay and other contract claims and to amend gas purchase contracts, Transcontinental Gas Pipe Line and Texas Gas each entered into certain settlements with producers which may require the indemnification of certain claims for additional royalties which the producers may be required to pay as a result of such settlements. As a result of such settlements, Transcontinental Gas Pipe Line is currently defending two lawsuits brought by producers. In one of the cases, a jury verdict found that Transcontinental Gas Pipe Line was required to pay a producer damages of $23.3 million including $3.8 million in attorneys' fees. In addition, through December 31, 2000, postjudgement interest was approximately $7.5 million. Transcontinental Gas Pipe Line's appeals have been denied by the Texas Court of Appeals for the First District of Texas, and the company is pursuing an appeal to the Texas Supreme Court. In the other case, a producer has asserted damages, including interest calculated through December 31, 1997, of approximately $6 million. In August 2000, a producer asserted a claim for approximately $6.7 million against Transcontinental Gas Pipe Line. Producers have received and may receive other demands, which could result in additional claims. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the settlement between the producer and either Transcontinental Gas Pipe Line or Texas Gas. Texas Gas may file to recover 75 percent of any such additional amounts it may be required to pay pursuant to indemnities for royalties under the provisions of Order 528.

     In 1998, the United States Department of Justice informed Williams that Jack Grynberg, an individual, had filed claims in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly owned subsidiaries including Williams Gas Pipelines Central, Kern River Gas Transmission, Northwest Pipeline, Williams Gas Pipeline Company, Transcontinental Gas Pipe Line Corporation, Texas Gas, Williams Field Services Company and Williams Production Company. Mr. Grynberg has also filed claims against approximately 300 other energy companies and alleges that the defendants violated the False Claims Act in connection with the measurement and purchase of hydrocarbons. The relief sought is an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys' fees, and costs. On April 9, 1999, the United States Department of Justice announced that it was declining to intervene in any of the Grynberg qui tam cases, including the action filed against the Williams entities in the United States District Court for the District of Colorado. On October 21, 1999, the Panel on Multi-District Litigation transferred all of the Grynberg qui tam cases, including the ones

                                     99(b)-55

                          THE WILLIAMS COMPANIES, INC.

filed against Williams, to the United States District Court for the District of Wyoming for pre-trial purposes. Motions to dismiss the complaints filed by various defendants, including Williams, are pending.

     WCG and a subsidiary are named as defendants in various putative, nationwide class actions brought on behalf of all landowners on whose property the plaintiffs have alleged WCG installed fiber-optic cable without the permission of the landowner. WCG believes that installation of the cable containing the single fiber network that crosses over or near the putative class members' land does not infringe on their property rights. WCG also does not believe that the plaintiffs have sufficient basis for certification of a class action.

     It is likely that WCG will be subject to other putative class action suits challenging its railroad or pipeline rights of way. WCG cannot quantify the impact of all such claims at this time. Thus, WCG cannot be certain that the plaintiffs' purported class action or other purported class actions, if successful, will not have a material adverse effect on WCG's future financial position, results of operations or cash flows.

     On September 7, 2000, All-Phase Utility Corp. amended its complaint in a matter originally filed June 28, 1999, against Williams Communication, Inc.
(WCI), a subsidiary of WCG, in the United States District Court for Oregon. In the amended complaint, All-Phase alleges actual damages of at least $236.5 million plus punitive damages of an additional amount equal to double the amount of actual damages. All-Phase alleges that a portion of WCI's Eugene, Oregon to Bandon, Oregon route is based on confidential information developed by All-Phase and that WCI breached its non-disclosure agreement with All-Phase and violated the Oregon Trade Secrets Act by using it. All-Phase also alleges that WCI misrepresented plans for the route and that, as a result, All-Phase lost the opportunity to build its own line along the same route. All-Phase alleges that its damages include loss of profit from the construction it believes it would have performed for WCI and lost revenue from leases of fiber-optic cable and conduits. On January 22, 2001, the court granted WCI's motion for summary judgement and dismissed the case.

     In November 2000, class actions were filed on behalf of San Diego rate payers against California power generators and traders including Williams Energy Marketing & Trading Company, a subsidiary of Williams. In January 2001, other class actions were filed, one on behalf of the people of California in San Francisco, California by the city attorney and the other by a California water authority and district. These lawsuits concern the increase in power prices in California over the past several months. Williams is also a defendant in other private suits. The suits claim that the defendants acted to manipulate prices in violation of the California antitrust and business practice statutes and other state and federal laws. Plaintiffs are seeking injunctive relief as well as restitution, disgorgement, appointment of a receiver, and damages, including treble damages.

     In addition to the foregoing, various other proceedings are pending against Williams or its subsidiaries which are incidental to their operations.

  Summary

     While no assurances may be given, Williams, based on advice of counsel, does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will have a materially adverse effect upon Williams' future financial position, results of operations or cash flow requirements.

  Commitments

     Energy Marketing & Trading has entered into certain contracts giving Williams the right to receive fuel conversion services as well as certain other services associated with electric generation facilities that are either currently in operation or are to be constructed at various locations throughout the continental United States. At December 31, 2000, annual estimated committed payments under these contracts range from approximately $20 million to $409 million, resulting in total committed payments over the next 22 years of approximately $7 billion.
                                     99(b)-56

                          THE WILLIAMS COMPANIES, INC.

     See Note 11 for commitments for construction and acquisition of property, plant and equipment.

NOTE 20. RELATED PARTY TRANSACTIONS

     In fourth-quarter 2000, Williams entered into a $600 million debt obligation with Lehman Brothers Inc. Lehman Brothers Inc. is a related party as a result of a director that serves on both Williams' and Lehman Brothers Holdings, Inc.'s board of directors (see Note 13).

NOTE 21. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     The table below presents changes in the components of accumulated other comprehensive income (loss).

                                                                    INCOME (LOSS)
                                                        --------------------------------------
                                                          UNREALIZED
                                                         APPRECIATION      FOREIGN
                                                        (DEPRECIATION)    CURRENCY
                                                        ON SECURITIES    TRANSLATION    TOTAL
                                                        --------------   -----------   -------
                                                                      (MILLIONS)
Balance at December 31, 1997..........................     $  (2.4)        $  (.1)     $  (2.5)
                                                           -------         ------      -------
1998 change:
  Pre-income tax amount...............................        39.4           (4.9)        34.5
  Income tax provision................................       (15.3)            --        (15.3)
                                                           -------         ------      -------
                                                              24.1           (4.9)        19.2
                                                           -------         ------      -------
Balance at December 31, 1998..........................        21.7           (5.0)        16.7
                                                           -------         ------      -------
1999 change:
  Pre-income tax amount...............................       194.9          (17.9)       177.0
  Income tax provision................................       (75.8)            --        (75.8)
  Minority interest in other comprehensive income.....       (14.9)           (.1)       (15.0)
                                                           -------         ------      -------
                                                             104.2          (18.0)        86.2
Adjustment due to issuance of subsidiary's common
  stock...............................................        (5.8)           2.4         (3.4)
                                                           -------         ------      -------
Balance at December 31, 1999..........................       120.1          (20.6)        99.5
                                                           -------         ------      -------
2000 change:
  Pre-income tax amount...............................       218.1          (28.2)       189.9
  Income tax provision................................       (82.2)            --        (82.2)
  Minority interest in other comprehensive
     income (loss)....................................       (20.4)           4.3        (16.1)
  Realized gains in net income (net of $118.3 income
     tax benefit and $28.0 minority interest).........      (162.9)            --       (162.9)
                                                           -------         ------      -------
                                                             (47.4)         (23.9)       (71.3)
                                                           -------         ------      -------
Balance at December 31, 2000..........................     $  72.7         $(44.5)     $  28.2
                                                           =======         ======      =======

     Unrealized appreciation (depreciation) on securities for years prior to 2000 represents activity related to securities held by WCG. At December 31, 2000, the unrealized appreciation (depreciation) on securities balance includes $76.1 million of unrealized net appreciation related to securities held by WCG. Foreign currency translation balances include translation losses of $38.5 million, $13.6 million and $2.9 million at December 31, 2000, 1999 and 1998, respectively, which relate to WCG. The remaining balances relate to the continuing operations of Williams.

                                     99(b)-57

                          THE WILLIAMS COMPANIES, INC.

NOTE 22. SEGMENT DISCLOSURES

     Williams evaluates performance based upon segment profit or loss from operations which includes revenues from external and internal customers, equity earnings or losses, operating costs and expenses, depreciation, depletion and amortization and income or loss from investments. The accounting policies of the segments are the same as those described in Note 1, Summary of Significant Accounting Policies. Intersegment sales are generally accounted for as if the sales were to unaffiliated third parties, that is, at current market prices.

     Williams' reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different technology, marketing strategies and industry knowledge. Other includes investments in international energy and communications-related ventures, as well as corporate operations.

     1999 and 1998 segment amounts within Energy Services have been restated to reflect first-quarter 2001 transfer of certain operations that were previously conducted by Energy Marketing & Trading to Petroleum Services (see Note 1).

     The following table reflects the reconciliation of operating income as reported on the Consolidated Statement of Income to segment profit, per the table on page 99(b)-59.

                                           2000                                 1999
                            ----------------------------------   ----------------------------------
                                          INCOME                               INCOME
                            OPERATING      FROM       SEGMENT    OPERATING      FROM       SEGMENT
                             INCOME     INVESTMENTS    PROFIT     INCOME     INVESTMENTS    PROFIT
                            ---------   -----------   --------   ---------   -----------   --------
                                                          (MILLIONS)
Gas Pipeline..............  $  741.5        $--       $  741.5   $  697.3       $ --       $  697.3
Energy Services...........   1,557.9         .8        1,558.7      529.1         --          529.1
Other.....................      18.8         --           18.8        8.4         --            8.4
                            --------        ---       --------   --------       ----       --------
Total segments............   2,318.2        $.8       $2,319.0    1,234.8       $ --       $1,234.8
                                            ---       --------                  ----       --------
General corporate
  expenses................     (97.2)                               (76.9)
                            --------                             --------
Total operating income....  $2,221.0                             $1,157.9
                            ========                             ========

                                          1998
                            ---------------------------------
                                          INCOME
                            OPERATING      FROM       SEGMENT
                             INCOME     INVESTMENTS   PROFIT
                            ---------   -----------   -------
                                       (MILLIONS)
Gas Pipeline..............   $610.4         $--       $610.4
Energy Services...........    386.1          --        386.1
Other.....................      2.5          --          2.5
                             ------         ---       ------
Total segments............    999.0         $--       $999.0
                                            ---       ------
General corporate
  expenses................    (94.8)
                             ------
Total operating income....   $904.2
                             ======

     The following geographic area data includes revenues from external customers based on product shipment origin and long-lived assets based upon physical location.

                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Revenues from external customers:
  United States.............................................  $ 9,308.3   $ 6,515.3   $ 5,601.5
  Other.....................................................      277.9        87.7        66.0
                                                              ---------   ---------   ---------
         Total..............................................  $ 9,568.2   $ 6,603.0   $ 5,667.5
                                                              =========   =========   =========
Long-lived assets:
  United States.............................................  $13,355.2   $12,720.1   $11,821.6
  Other.....................................................    1,126.6       354.4       238.7
                                                              ---------   ---------   ---------
         Total..............................................  $14,481.8   $13,074.5   $12,060.3
                                                              =========   =========   =========

     Long-lived assets are comprised of property, plant and equipment and certain other non-current assets.

                                     99(b)-58

                          THE WILLIAMS COMPANIES, INC.

                                                             REVENUES
                                            ------------------------------------------              ADDITIONS
                                                                   EQUITY                           TO LONG-    DEPRECIATION,
                                            EXTERNAL    INTER-    EARNINGS               SEGMENT      LIVED      DEPLETION &
                                            CUSTOMERS   SEGMENT   (LOSSES)     TOTAL      PROFIT     ASSETS     AMORTIZATION
                                            ---------   -------   --------   ---------   --------   ---------   -------------
                                                                               (MILLIONS)
2000
Gas Pipeline..............................  $1,818.6    $ 60.6     $ 27.0    $ 1,906.2   $ 741.5    $  664.4       $294.1
Energy Services
  Energy Marketing & Trading..............   2,273.2    (700.6)*      1.6      1,574.2   1,007.9        68.8         18.7
  Exploration & Production................      39.6     254.6         --        294.2      62.4        70.7         29.1
  Midstream Gas & Liquids.................     846.8     678.1       (4.0)     1,520.9     303.5       799.6        163.6
  Petroleum Services......................   4,480.9     185.9        (.6)     4,666.2     192.0       231.4        104.0
  Merger-related costs....................        --        --         --           --      (7.1)         --           --
                                            ---------   -------    ------    ---------   --------   --------       ------
                                             7,640.5     418.0       (3.0)     8,055.5   1,558.7     1,170.5        315.4
                                            ---------   -------    ------    ---------   --------   --------       ------
Other.....................................     102.5      38.0         .6        141.1      18.8       370.3         37.3
Eliminations..............................        --    (516.6)        --       (516.6)       --          --           --
                                            ---------   -------    ------    ---------   --------   --------       ------
        Total.............................  $9,561.5    $   --     $ 24.6    $ 9,586.2   $2,319.0   $2,205.2       $646.8
                                            =========   =======    ======    =========   ========   ========       ======
1999
Gas Pipeline..............................  $1,762.7    $ 59.9     $  9.0    $ 1,831.6   $ 697.3    $  361.3       $285.1
Energy Services
  Energy Marketing & Trading..............   1,217.7    (555.4)*      (.5)       661.8     104.0        82.8         35.3
  Exploration & Production................      50.2     139.9         --        190.1      39.8       148.5         23.5
  Midstream Gas & Liquids.................     661.0     380.1      (12.1)     1,029.0     230.8       341.9        143.8
  Petroleum Services......................   2,837.2     182.1         .5      3,019.8     167.2       715.7         82.9
  Merger-related costs....................        --        --         --           --     (12.7)         --           --
                                            ---------   -------    ------    ---------   --------   --------       ------
                                             4,766.1     146.7      (12.1)     4,900.7     529.1     1,288.9        285.5
                                            ---------   -------    ------    ---------   --------   --------       ------
Other.....................................      81.2      37.3       (3.9)       114.6       8.4       290.6         35.0
Eliminations..............................        --    (243.9)        --       (243.9)       --          --           --
                                            ---------   -------    ------    ---------   --------   --------       ------
        Total.............................  $6,610.0    $   --     $ (7.0)   $ 6,603.0   $1,234.8   $1,940.8       $605.6
                                            =========   =======    ======    =========   ========   ========       ======
1998
Gas Pipeline..............................  $1,633.5    $ 51.1     $   .2    $ 1,684.8   $ 610.4    $  485.0       $287.0
Energy Services
  Energy Marketing & Trading..............     694.2     (35.0)*     (6.7)       652.5      35.0        27.3         30.1
  Exploration & Production................      33.5     105.8         --        139.3      27.2        58.1         26.0
  Midstream Gas & Liquids.................     799.0      63.7        8.2        870.9     225.7       342.6        121.6
  Petroleum Services......................   2,466.9      52.1         .4      2,519.4     148.9       264.2         70.8
  Merger-related costs....................        --        --         --           --     (50.7)         --           --
                                            ---------   -------    ------    ---------   --------   --------       ------
                                             3,993.6     186.6        1.9      4,182.1     386.1       692.2        248.5
                                            ---------   -------    ------    ---------   --------   --------       ------
Other.....................................      32.9      30.1        5.4         68.4       2.5       157.3         27.0
Eliminations..............................        --    (267.8)        --       (267.8)       --          --           --
                                            ---------   -------    ------    ---------   --------   --------       ------
        Total.............................  $5,660.0    $   --     $  7.5    $ 5,667.5   $ 999.0    $1,334.5       $562.5
                                            =========   =======    ======    =========   ========   ========       ======

---------------

* Energy Marketing & Trading intercompany cost of sales, which are netted in revenues consistent with fair-value accounting, exceed intercompany revenues.

                                     99(b)-59

                          THE WILLIAMS COMPANIES, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

                                                    TOTAL ASSETS            EQUITY METHOD INVESTMENTS
                                             ---------------------------   ---------------------------
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 2000           1999           2000           1999
                                             ------------   ------------   ------------   ------------
                                                                    (MILLIONS)
Gas Pipeline...............................   $ 8,956.2      $ 8,628.5        $281.5         $211.9
Energy Services
  Energy Marketing & Trading...............    14,609.7        2,996.1           1.4            1.9
  Exploration & Production.................       671.5          618.6            --             --
  Midstream Gas & Liquids..................     4,315.2        3,514.4         239.2          216.0
  Petroleum Services.......................     2,994.7        2,779.3         113.2          107.0
                                              ---------      ---------        ------         ------
                                               22,591.1        9,908.4         353.8          324.9
                                              ---------      ---------        ------         ------
Other......................................     8,421.5        5,658.5         119.3          121.3
Eliminations...............................    (7,343.4)      (5,224.7)           --             --
                                              ---------      ---------        ------         ------
                                               32,625.4       18,970.7         754.6          658.1
                                              ---------      ---------        ------         ------
Net assets of discontinued operations......     2,290.2        2,810.4            --             --
                                              ---------      ---------        ------         ------
Total assets...............................   $34,915.6      $21,781.1        $754.6         $658.1
                                              =========      =========        ======         ======

NOTE 23. SUBSEQUENT EVENTS

     In January 2001, Williams issued approximately 38 million shares of common stock in a public offering, at $36.125 per share. Net proceeds from the offering totaled $1.3 billion and will be used primarily to expand Williams' capacity to fund its energy-related capital program, repay commercial paper and other short-term debt and for general corporate purposes.

     Williams Energy Partners L.P. (WEP), a wholly owned partnership, owns and operates a diversified portfolio of energy assets. The partnership is principally engaged in the storage, transportation and distribution of refined petroleum products and anhydrous ammonia. On February 9, 2001, WEP completed an initial public offering of approximately 4.6 million common units at $21.50 per unit for net proceeds of approximately $92 million. The initial public offering represents 40 percent of the units, and Williams will retain a 60 percent interest in the partnership, including its general partner interest.

     On March 30, 2001, the board of directors of Williams approved a tax-free spinoff of WCG. For further information regarding the spinoff see Note 3.

                                     99(b)-60

                          THE WILLIAMS COMPANIES, INC.

                            QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

     Summarized quarterly financial data are as follows (millions, except per-share amounts). Certain amounts have been restated or reclassified as described in Note 1 of Notes to Consolidated Financial Statements.

                                                FIRST      SECOND     THIRD      FOURTH
2000                                           QUARTER    QUARTER    QUARTER    QUARTER
----                                           --------   --------   --------   --------
Revenues.....................................  $1,899.3   $2,349.7   $2,329.4   $3,007.8
Costs and operating expenses.................   1,310.0    1,489.4    1,667.3    1,956.3
Income from continuing operations............     138.9      286.4      176.5      363.6
Net income (loss)............................      99.7      351.8      121.1      (48.3)
Basic earnings per common share:
  Income from continuing operations..........       .31        .64        .39        .83
  Net income (loss)..........................       .22        .79        .27       (.11)
Diluted earnings per common share:
  Income from continuing operations..........       .31        .63        .39        .80
  Net income (loss)..........................       .22        .78        .27       (.11)

                                                FIRST      SECOND     THIRD      FOURTH
1999                                           QUARTER    QUARTER    QUARTER    QUARTER
----                                           --------   --------   --------   --------
Revenues.....................................  $1,451.7   $1,500.4   $1,715.5   $1,935.4
Costs and operating expenses.................     995.1    1,053.9    1,242.7    1,422.9
Income from continuing operations............      75.5       81.8       92.7      104.8
Income before extraordinary gain.............      52.9       18.1       28.1       57.1
Net income...................................      52.9       18.1       28.1      122.3
Basic earnings per common share:
  Income from continuing operations..........       .17        .19        .21        .24
  Income before extraordinary gain...........       .12        .04        .06        .13
  Net income.................................       .12        .04        .06        .28
Diluted earnings per common share:
  Income from continuing operations..........       .17        .18        .21        .23
  Income before extraordinary gain...........       .12        .04        .06        .12
  Net income.................................       .12        .04        .06        .27

     The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding and rounding.

     Second-quarter 2000 net income includes approximately $75 million in pre-tax reductions to certain rate refund liabilities and related interest accruals based on favorable FERC and judicial rulings received regarding regulatory proceedings (see Note 19). Also included in second and fourth-quarter 2000 net income is a $25.9 million and a $17.2 million pre-tax charge, respectively, resulting from the decision to discontinue Energy Marketing & Trading's mezzanine lending services (see Note 5). Fourth-quarter 2000 net income includes a $16.3 million pre-tax charge relating to management's decision and commitment to sell Energy Marketing & Trading's distributed power generation business and an $11.9 million pre-tax charge relating to management's decision and commitment to sell certain of Petroleum Services' end-to-end mobile computing systems business. These charges represent the impairment of the assets to fair value based on the expected net sales proceeds.

     First, third and fourth-quarter 2000 include after-tax loss from discontinued operations of $39.2 million, $55.4 million and $411.9 million, respectively, while second-quarter 2000 includes after-tax income of $65.4 million all of which are related to WCG which was spun off April 23, 2001. (see
Note 3).

                                     99(b)-61

                          THE WILLIAMS COMPANIES, INC.

                      QUARTERLY FINANCIAL DATA (CONCLUDED)
                                  (UNAUDITED)

     First, second, third and fourth-quarter 1999 include after-tax loss from discontinued operations of $22.6 million, $63.7 million, $64.6 million and $49.9 million, respectively, related to WCG which was spun off April 23, 2001. (see
Note 3).

     Second-quarter 1999 net income includes a $51 million favorable pre-tax adjustment related to the reduction of certain rate refund liabilities and related interest accruals resulting from regulatory proceedings involving rate-of-return methodology. Fourth-quarter 1999 net income for Gas Pipeline includes a $21 million favorable pre-tax reduction of certain rate refund liabilities resulting from recent developments in regulatory proceedings which concluded that the risk involved with one of the issues in the proceedings had been eliminated. Also included in fourth-quarter 1999 net income are pre-tax gains of approximately $15.8 million for the sale of Energy Marketing & Trading's retail natural gas and electric operations and $14.7 million for the sale of certain gas producing properties at Exploration & Production. An after-tax gain of $65.2 million related to the sale of Williams' retail propane business, Thermogas L.L.C. is also included in fourth-quarter 1999 (see Note 7).

                                     99(b)-62